                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                               Penton Media, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

PENTON LOGO
Penton Media, Inc.
The Penton Media Building
1300 East Ninth Street
Cleveland, Ohio 44114-1503

----------------------------------------
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD
ON MAY 31, 2002
----------------------------------------

TO THE STOCKHOLDERS:

The annual meeting of stockholders of Penton Media, Inc. will be held on Friday, May 31, 2002, at 10:00 A.M., local time, at the Penton Media Conference Center, 1300 East Ninth Street, Cleveland, Ohio, for the following purposes:

 1. To elect four directors to the Board of Directors for a three-year term expiring in 2005.

 2. To ratify the appointment of Penton's independent certified accountants for the fiscal year ending December 31, 2002.

 3. To act upon a proposal of the Board of Directors to approve the issuance of common stock upon conversion of our preferred stock and the exercise of related warrants that were issued in a private placement.

 4. To adopt an amendment to Penton's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 155 million if Proposal 3 is approved.

 5. To adopt an amendment to Penton's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 435 million if Proposal 3 is not approved.

 6. To adopt an amendment to Penton's Restated Certificate of Incorporation to remove the provision limiting the number of directors to thirteen.

 7. To adopt an amendment to Penton's Restated Certificate of Incorporation to permit the holders of preferred stock, acting together as a separate class, to (a) call special meetings of the holders of preferred stock and (b) act by unanimous written consent.

 8. To act upon a proposal of the Board of Directors to permit employees to surrender outstanding stock options for new stock options.

 9. To act upon a proposal by GAMCO Investors, Inc.

10. To transact such other business as may properly be brought before the meeting.

The annual meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

The Board of Directors has fixed the close of business on April 8, 2002, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at Penton's principal executive offices, 1300 East Ninth Street, Cleveland, Ohio 44114-1503 during the ten days preceding the meeting.

Stockholders are requested to complete and sign the enclosed proxy, which is solicited by the Board of Directors, and promptly return it in the accompanying envelope, whether or not they plan to attend the annual meeting.

                                          By Order of the Board of Directors

                                          /s/ Preston L. Vice
                                          PRESTON L. VICE
                                          Secretary
Cleveland, Ohio
April 30, 2002

PENTON LOGO
Penton Media, Inc.

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of the stockholders of Penton Media, Inc. to be held on Friday, May 31, 2002, beginning at 10:00 A.M., local time, at the Penton Media Conference Center, 1300 East Ninth Street, Cleveland, Ohio. This proxy statement is being provided in connection with the solicitation of proxies by the Board of Directors for use at the 2002 annual meeting of stockholders and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about April 30, 2002.

ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

At Penton's annual meeting, stockholders will act upon the matters described in the accompanying notice of annual meeting of stockholders. These matters include:

     - To elect four directors for a three-year term expiring in 2005;

     - To ratify the appointment of Penton's independent certified accountants for the fiscal year ending December 31, 2002;

     - To act upon a proposal of the Board of Directors to approve the issuance of common stock upon conversion of our preferred stock and the exercise of related warrants that were issued in a private placement;

     - To adopt an amendment to Penton's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 155 million if Proposal 3 is approved;

     - To adopt an amendment to Penton's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 435 million if Proposal 3 is not approved;

     - To adopt an amendment to Penton's Restated Certificate of Incorporation to remove the provision limiting the number of directors to thirteen;

     - To adopt an amendment to Penton's Restated Certificate of Incorporation to permit the holders of preferred stock, acting together as a separate class, to (a) call special meetings of the holders of preferred stock and
       (b) act by unanimous written consent;

     - To act upon a proposal of the Board of Directors to permit employees to surrender outstanding stock options for new stock options;

     - To act upon a proposal by GAMCO Investors, Inc.; and

     - To transact such other business as may properly be brought before the meeting.

In addition, Penton's management will report on the performance of Penton during the 2001 Fiscal Year and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE?

Only holders of record of our outstanding common stock and preferred stock at the close of business on the record date, April 8, 2002, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at Penton's principle executive offices, 1300 East Ninth Street, Cleveland, Ohio 44114-1503 during the ten days preceding the meeting.

HOW MANY VOTES DO I GET?

Each holder of common stock is entitled to one vote per share of common stock with respect to all matters on which the holders of common stock are entitled to vote. The holders of the preferred stock are entitled to a total of 6,378,874 votes with respect to all matters on which the holders of preferred stock are entitled to vote.

WHO CAN ATTEND THE MEETING?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

WHAT CONSTITUTES A QUORUM?

Under Penton's Bylaws, the presence at the annual meeting, in person or by proxy, of the holders of shares of Penton stock entitled to cast at least a majority of the votes which the outstanding stock entitled to vote at the annual meeting is entitled to cast on a particular matter will constitute a quorum entitled to take action with respect to that vote on that matter. As of April 8, 2002, the record date for the annual meeting, 31,910,325 shares of common stock of Penton were outstanding and traded on the New York Stock Exchange. Also as of April 8, 2002, there were 50,000 shares of preferred stock outstanding, and the holders of those shares are entitled to a total of 6,378,874 votes. The holders of Penton's common stock are entitled to vote on all matters. The holders of Penton's preferred stock are entitled to vote on all matters except Proposal 3.

Abstentions and broker "non-votes" are counted as present and entitled to vote for the purposes of determining a quorum.

WHAT IS A BROKER "NON-VOTE"?

A broker "non-vote" occurs when a nominee holding stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

HOW DO I VOTE?

Sign and date each proxy card you receive and return it in the prepaid envelope. All shares of stock entitled to vote at the annual meeting that are represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies or, if no contrary instructions are given therein, will be voted in accordance with the Board's recommendations. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the Board's recommendations.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

The Board's recommendations are set forth after the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

     - FOR the election of the directors as described under "Election of Directors;"

     - FOR the proposal of the Board of Directors to ratify the appointment of Penton's independent certified accountants for the fiscal year ending December 31, 2002;

     - FOR the proposal of the Board of Directors to approve the issuance of common stock upon conversion of our preferred stock and the exercise of related warrants that were issued in a private placement;

     - FOR the amendment to Penton's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 155 million if Proposal 3 is approved;

     - FOR the amendment to Penton's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 435 million if Proposal 3 is not approved;

     - FOR the amendment to Penton's Restated Certificate of Incorporation to remove the provision limiting the number of directors to thirteen;

     - FOR the amendment to Penton's Restated Certificate of Incorporation to permit the holders of preferred stock, acting together as a separate class, to (a) call special meetings of the holders of preferred stock and
       (b) act by unanimous written consent;

     - FOR the proposal of the Board of Directors to permit employees to surrender outstanding stock options for new stock options; and

     - AGAINST the proposal by GAMCO Investors, Inc.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

The designees of the holders of our preferred stock to our Board of Directors abstain from all references to the Board of Directors' recommendation in this proxy statement with respect to proposals three through seven because of their possible conflict of interest as a result of their affiliation to the holders of the preferred stock and warrants. The members of our Board of Directors designated by the holders of our preferred stock are Daniel C. Budde, Peni A. Garber and Hannah C. Stone.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

Yes. Any stockholder who has given a proxy with respect to any matter may revoke it at any time prior to the closing of the polls as to that matter at the annual meeting by delivering a notice of revocation or a duly executed proxy bearing a later date to the Secretary of Penton, or by attending the annual meeting and voting in person.

WHO WILL COUNT THE VOTE?

National City Bank, our independent stock transfer agent, will count the votes and act as the inspector of election.

WHAT SHARES ARE INCLUDED ON THE PROXY CARD(S)?

The shares on your proxy card(s) represent ALL of your shares of stock of Penton. If you have shares in the 401(k) Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, The Northern Trust Company will vote your plan shares in proportion to the way the other plan participants voted their shares held in the plan.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our stock transfer agent, National City Bank, at (800) 622-6757.

HOW ARE PROXIES SOLICITED?

Proxies will be solicited by mail. Proxies may also be solicited by directors, officers and a small number of regular employees of Penton personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and Penton will reimburse them for their expenses in doing so.

The entire cost of the solicitation will be borne by Penton.

WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS DUE?

To be considered for inclusion in Penton's proxy statement for the 2003 annual stockholders meeting, stockholder proposals must be received at Penton's offices no later than December 31, 2002. Proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and Penton's Bylaws, and must be submitted in writing, delivered or mailed to the Corporate Secretary, Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503.

In addition, Penton's Bylaws require that if a stockholder desires to introduce a stockholder proposal or nominate a director candidate from the floor of the 2003 annual meeting of the stockholders, such proposal or nomination must be submitted in writing to Penton's Corporate Secretary at the above address not less than 60 days nor more than 90 days prior to the first anniversary of the 2002 annual meeting of the stockholders or, if the date of the annual meeting is more than 30 days prior to or more than 60 days after the preceding anniversary date, notice by the stockholder will be timely if received not earlier than the 90th day prior to the 2003 annual stockholders meeting and not later than the close of business on the later of (i) the 60th day prior to the 2003 annual stockholders meeting or (ii) the 10th day following public announcement of the 2003 annual stockholders meeting.

Each notice by stockholders must set forth (i) the name and address of the stockholder who intends to make the nomination or proposal and of any beneficial owner on whose behalf the nomination or proposal is made and (ii) the class and number of shares of common stock that are owned beneficially and of record by such stockholder and beneficial owner, if any. In the case of a stockholder proposal, the notice must also set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder or beneficial owner, if any, in that proposed business.

CAN A STOCKHOLDER NOMINATE SOMEONE TO BE A DIRECTOR OF PENTON?

As a stockholder, you may recommend any person as a nominee for director of Penton. Each nomination must be submitted in the same manner as for other stockholder proposals. Also, the notice must set forth any information regarding the nominee proposed by the stockholder that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission and the consent, if so required, of the nominee to be named in a proxy statement as a candidate for election and to serve as a director of Penton if elected.

DO THE STOCKHOLDERS HAVE ANY APPRAISAL RIGHTS WITH REGARD TO ANY OF THE
PROPOSALS?

No. Under Delaware law, stockholders are not entitled to appraisal rights with respect to these proposals.

ARE THERE ANY INDIVIDUALS OR ENTITIES THAT HAVE A SPECIAL INTEREST IN ANY OF THE PROPOSALS?

Mr. Budde, Ms. Garber and Ms. Stone, the directors designated by the holders of our preferred stock, may be deemed to have an interest in Proposals 3, 4, 5, 6 and 7 due to their affiliation with the holders of the preferred stock and these holders' interest in these proposals. Penton does not believe that any interest they may have with regard to these proposals would be opposed to the best interests of the Company.

WHAT IS THE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT?

The following table sets forth information with respect to the beneficial ownership of Penton's common stock and preferred stock as of April 8, 2002, by
(a) the persons known by Penton to be the beneficial owners of more than 5% of the outstanding shares of common stock, (b) each director, and nominee for director, of Penton, (c) each of the executive officers of Penton listed in the Summary Compensation Table, and (d) all directors, nominees and executive officers of Penton as a group. The information set forth in the table as to directors, nominees and executive officers is based upon information furnished to Penton by them in connection with the preparation of this Proxy Statement. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503.

                                                                                 PERCENT OF
                                                                NUMBER OF        OUTSTANDING
                                                                SHARES OF         SHARES OF
                           NAME                              COMMON STOCK(1)   COMMON STOCK(2)
                           ----                              ---------------   ---------------
ABRY Mezzanine Partners, L.P.(3)...........................     4,902,181(4)(5)      13.32%
  c/o ABRY Partners, LLC
  111 Huntington Avenue
  30(th) Floor
  Boston, Massachusetts 02199
Artisan Partners Limited Partnership(6)....................     2,608,865            8.18
  1000 North Water Street, #1770
  Milwaukee, Wisconsin 53202
David L. Babson & Company(7)...............................     1,812,050            5.68
  One Memorial Drive
  Cambridge, Massachusetts 02142
Mario J. Gabelli, et al(8).................................     6,080,284           19.05
  One Corporate Center
  Rye, New York 10580
R. Douglas Greene(9).......................................     2,022,368            6.34
  c/o New Hope Group LLC
  600 Linden Ave.
  Boulder, Colorado 80304
J. P. Morgan Chase & Co.(10)...............................     1,863,884            5.84
  270 Park Avenue
  New York, New York 10017
Sandler Capital Management(11).............................     2,451,091(5)(12)     7.13
  767 Fifth Avenue, 45th Floor
  New York, New York 10153
Paul W. Brown..............................................         6,166               *
Daniel C. Budde(13)........................................     4,903,181           13.32
Darrell C. Denny...........................................        13,538               *
Peni A. Garber(13).........................................     4,902,181           13.32
King Harris(14)............................................       154,474               *
Thomas L. Kemp(15).........................................       310,484               *
John J. Meehan.............................................       376,719            1.18
Joseph G. NeCastro.........................................        84,195               *
David B. Nussbaum..........................................        93,119               *
Daniel J. Ramella(16)......................................       236,139               *
Edward J. Schwartz.........................................        28,310               *
Hannah Stone(17)...........................................     2,451,091            7.13
William B. Summers.........................................        10,066               *
Richard B. Swank...........................................        15,166               *
All Directors and Executive Officers as a Group (19
  persons).................................................    11,293,170(18)       28.43

---------------

  *  Less than one percent

 (1) Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.

 (2) Calculated using 31,910,325, the number of shares of common stock outstanding as of the record date. This number excludes the number of shares of common stock (1) into which the outstanding preferred stock is convertible, (2) for which the outstanding warrants are exercisable and (3) for which any options to purchase common stock held by directors and executive officers are exercisable.

 (3) The information as to ABRY Mezzanine Partners, L.P. and entities controlled directly or indirectly by ABRY is derived in part from Schedule 13D, as filed with the commission on March 28, 2002, statements required to be filed by ABRY pursuant to Section 16(a) of the Exchange Act, and information furnished to Penton separately by ABRY.

 (4) ABRY does not currently own any shares of common stock. This number represents the number of shares of common stock ABRY would be entitled to receive upon conversion of its preferred stock and exercise of its warrants to purchase common stock. ABRY and its affiliated entities currently own 30,000 shares of preferred stock convertible into approximately 3,942,181 shares of common stock and hold warrants to purchase an aggregate of 960,000 shares of common stock.

 (5) This number reflects the total number of shares of common stock such holder is entitled to receive upon conversion of its preferred stock and exercise of the related warrants without regard to any limits on conversion and exercise imposed by the terms of the preferred stock and warrants. The number of shares of common stock that ABRY Mezzanine Partners, L.P. and its affiliated entities, ABACUS Master Fund Ltd. and Sandler Capital Management and its affiliated entities are entitled to receive pursuant to the conversion of their preferred stock and exercise of the warrants is limited by the rules of The New York Stock Exchange to 19.99% of the common stock outstanding prior to the transaction, or 6,378,874 shares of common stock, until the stockholders approve the issuance of the common stock.

 (6) The information as to Artisan Partners Limited Partnership (Artisan Partners) and entities controlled directly or indirectly by Artisan Partners is derived from Scheduled 13G, as filed with the Commission on February 13, 2002.

 (7) The information as to David L. Babson & Company (Babson) is derived from Scheduled 13G, as filed with the Commission on January 28, 2002.

 (8) The information as to Mario J. Gabelli and entities controlled directly or indirectly by Mr. Gabelli is derived from Schedule 13D/A, as filed with the Commission on November 2, 2001, and statements required to be filed by Mr. Gabelli and entities controlled directly or indirectly by Mr. Gabelli pursuant to Section 16(a) of the Exchange Act. Such statement discloses that (i) Mr. Gabelli is the chief investment officer for most of the entities signing such statements and is deemed to have beneficial ownership of the shares beneficially owned by all such entities, (ii) Mr. Gabelli and such entities do not admit that they constitute a group within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder, and (iii) with respect to Penton common stock, Mr. Gabelli and such entities have the sole power to vote and dispose of all the shares of which they are beneficial owners, unless the aggregate voting interest of all such entities exceeds 25% of Penton's total voting interest or other special circumstances exist, in which case the proxy voting committees of certain of such entities would have the sole power to vote certain shares of Penton common stock except 158,683 shares of Penton's common stock as to which they have no voting power.

 (9) The information as to Mr. Greene is derived in part from Schedule 13D, as filed with the commission on June 21, 1999, statements required to be filed by Mr. Greene pursuant to Section 16(a) of the Exchange Act, and information furnished to Penton separately by Mr. Greene. Mr. Greene has indirect beneficial ownership of the common stock under Rule 13d-3 of the Securities Exchange Act of 1934 through New Hope Group, LLC, a Colorado corporation ("New Hope Group"). Mr. Greene is the chief executive officer, sole director and sole shareholder of New Hope Group. Mr. Greene is a director of Penton.

(10) The information as to J.P. Morgan Chase & Co. (Morgan) and entities controlled directly or indirectly by Morgan is derived from Scheduled 13G/A, as filed with the Commission on February 14, 2002.

(11) The information as to Sandler Capital Management and entities controlled directly or indirectly by Sandler is derived in part from Schedule 13D, as filed with the commission on March 28, 2002 and information furnished to Penton separately by Sandler.

(12) Sandler does not currently own any shares of common stock. This number represents the number of shares of common stock Sandler would be entitled to receive upon conversion of its preferred stock and exercise of its warrants to purchase common stock. Sandler and its affiliated entities currently own 15,000 shares of preferred stock convertible into 1,971,091 shares of common stock and hold warrants to purchase an aggregate of 480,000 shares of common stock.

(13) Ms. Garber and Mr. Budde may be deemed to beneficially own the stock beneficially owned by ABRY and its affiliated entities because of their relationship with ABRY and its affiliated entities and because they were appointed to Penton's Board of Directors at the request of ABRY. Ms. Garber and Mr. Budde disclaim any beneficial ownership of the shares of stock owned by ABRY and its affiliates. In addition, Mr. Budde owns 1,000 shares individually.

(14) Mr. King Harris shares the power to vote and dispose of 25,000 such shares.

(15) Includes 2,625 shares held in trust for the benefit of Mr. Kemp's children, for which Mr. Kemp disclaims beneficial ownership.

(16) Mr. Ramella shares the power to vote and dispose of 58,886 such shares.

(17) Ms. Stone may be deemed to beneficially own the stock beneficially owned by Sandler and its affiliated entities because of her relationship with Sandler and its affiliated entities and because she was appointed to Penton's Board of Directors at the request of Sandler. Ms. Stone disclaims any beneficial ownership of the shares of stock owned by Sandler and its affiliates.

(18) This number includes the 4,902,181 shares of common stock that may be deemed to be beneficially owned by Ms. Garber and Mr. Budde and the 2,451,091 shares of common stock that may be deemed to be beneficially owned by Ms. Stone.

PROPOSAL TO ELECT FOUR DIRECTORS TO THE BOARD (PROPOSAL 1)

WHAT ARE WE ASKING YOU TO APPROVE?

Four directors are to be elected to serve a three-year term expiring in 2005 and until their respective successors have been elected.

The holders of the preferred stock are entitled to three seats on the Board of Directors. In connection with the private placement of the preferred stock and related warrants, Don E. Schultz and William J. Friend resigned as directors. In addition, the Board of Directors created a new directorship. The Board appointed Peni A. Garber, Daniel C. Budde, and Hannah C. Stone to fill the vacancies and the newly created directorship to serve until the annual meeting.

Richard B. Swank has decided not to stand for re-election as a director of Penton. Consequently, the Board of Directors has determined to reduce the number of directors comprising the Board of Directors from 13 to 12. Nominees for election this year are: Mr. Budde, Ms. Garber, R. Douglas Greene, and Ms. Stone.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO PROPOSAL 1?

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES.

WHAT VOTE IS REQUIRED FOR THIS PROPOSAL?

A plurality of the votes of the shares of common stock and preferred stock present in person or represented by proxy and entitled to vote on the election of directors is required to elect Mr. Greene.

For the election of Mr. Budde, Ms. Garber and Ms. Stone, a plurality of the votes of the holders of preferred stock, voting separately as a single class and to the exclusion of the holders of the common stock, is required to elect each nominee.

Under applicable Delaware law, in determining whether each nominee has received the requisite number of votes, abstentions and broker non-votes will not be counted.

Except to the extent that stockholders indicate otherwise on their proxies solicited by Penton's Board of Directors, the holders of such proxies intend to vote such proxies for the election as directors of the persons named above as nominees for election, provided that if any of the nominees for election shall be unable or shall fail to act as such by virtue of an unexpected occurrence, such proxies will be voted for such other person or persons as shall be determined by the holders of such proxies in their discretion. Alternatively, so long as such action does not conflict with the provisions of Penton's Restated Certificate of Incorporation, as amended, the Board of Directors may, in its discretion, reduce the number of directors to be elected.

BOARD OF DIRECTORS

NOMINEES FOR DIRECTOR FOR A THREE-YEAR TERM EXPIRING 2005:

                             DIRECTOR                       PRINCIPAL OCCUPATION
NAME                          SINCE     AGE                  AND DIRECTORSHIPS
----                         --------   ---                 --------------------
Daniel C. Budde                2002     41    Partner of ABRY Partners, LLC (investment
                                              holding company) since 2001. Managing Director,
                                              Bond and Corporate Finance Group, John Hancock
                                              Financial Services Company (investment holding
                                              company) from 1989 to 2001. Co-President,
                                              Hancock Mezzanine Investments, LLC from August
                                              2000 to July 2001.
Peni A. Garber                 2002     39    Partner of ABRY Partners, LLC (investment
                                              holding company) since October 2000. Co-Head of
                                              ABRY Mezzanine Partners, L.P. (investment
                                              holding company) since 2001. Director of Muzak
                                              Holdings, LLC (provider of business music
                                              programming) since March 1999.
R. Douglas Greene(C)(E)(N)     1999     52    Director and Chief Executive Officer of New Hope
                                              Group, LLC (investment holding company) since
                                              May 1999. Investor in joint venture business
                                              interests in media and entertainment companies
                                              and international businesses in the publishing
                                              and forest products industries. Chairman and
                                              Chief Executive Officer of New Hope
                                              Communications Inc. from February 1981 to May
                                              1999.
Hannah C. Stone                2002     36    Managing Director of Sandler Capital Management
                                              (investment holding company) since 1993.
                                              Director of Millbrook Press (publisher of
                                              non-fiction children's books) since 1997.

DIRECTORS CONTINUING IN OFFICE UNTIL 2003:

                             DIRECTOR                       PRINCIPAL OCCUPATION
NAME                          SINCE     AGE                  AND DIRECTORSHIPS
----                         --------   ---                 --------------------
Paul W. Brown(A)(C)            2000     49    General Partner, Bedrock Capital Partners
                                              (venture capital firm) since January 1998,
                                              Managing Partner, Volpe Brown Whelan & Co.
                                              (investment banking) from May 1989 to December
                                              1999. Chairman, Artemis Medical Technologies,
                                              Inc. (surgical products manufacturer) since July
                                              1999.

John J. Meehan                 1998     54    Executive Vice President of Donohue Meehan
                                              Publishing Company (a business publishing
                                              company and a subsidiary of Penton) since
                                              January 1987.

David B. Nussbaum              2000     44    Executive Vice President of Penton and President
                                              of the Technology Media division of Penton since
                                              September 1998. President of Internet World
                                              Media, Inc. (a business trade show and
                                              publishing company and a subsidiary of Penton)
                                              since December 1998. Senior Vice President from
                                              1995 to August 1998 and Vice President from 1994
                                              to 1995 of Miller Freeman Inc. (business
                                              magazine publisher and exhibition manager).

Daniel J. Ramella(E)           1990     50    President and Chief Operating Officer of Penton
                                              since 1990.

DIRECTORS CONTINUING IN OFFICE UNTIL 2004:

                             DIRECTOR                       PRINCIPAL OCCUPATION
NAME                          SINCE     AGE                  AND DIRECTORSHIPS
----                         --------   ---                 --------------------
King Harris(C)(E)(N)           1987     58    Vice Chairman of the Board since March 2001.
                                              Non-executive Chairman of the Board from May
                                              1998 to March 2001. Chairman, Harris Holdings,
                                              Inc. since November 2000. Chief Executive
                                              Officer of Pittway Corporation (manufacturer and
                                              distributor of alarm and other security products
                                              and, since February 2000, a subsidiary of
                                              Honeywell International Inc.) from May 1987 to
                                              October 2000. Non-executive Chairman of the
                                              Board and Director, Aptar Group, Inc. (specialty
                                              packaging components manufacturer).

Thomas L. Kemp(E)(N)           1996     50    Chairman of the Board since March 2001. Chief
                                              Executive Officer of Penton since September
                                              1996; Chairman of the Board of Penton from
                                              September 1996 to May 1998.

                             DIRECTOR                       PRINCIPAL OCCUPATION
NAME                          SINCE     AGE                  AND DIRECTORSHIPS
----                         --------   ---                 --------------------
Edward J. Schwartz(A)(I)       1998     60    President, Harris Holdings, Inc. since November
                                              2000. Vice President of the Security and Fire
                                              Solutions Business of Honeywell International
                                              Inc.'s Home and Building Control Group from
                                              February 2000 to January 2001. Vice President of
                                              Pittway Corporation (manufacturer and
                                              distributor of alarm and other security products
                                              and, since February 2000, a subsidiary of
                                              Honeywell International Inc.) from 1989 to
                                              February 2000.

William B. Summers(A)(I)       2000     51    Chairman of McDonald Investments, Inc. (an
                                              investment banking and securities firm and a
                                              subsidiary of Key Corp) since October 2000,
                                              Chairman and CEO of McDonald Investments Inc.
                                              from August 1995 to October 2000. Executive Vice
                                              President and a member of the Management
                                              Committee of Key Corp. from November 1998 to
                                              December 2000. Director, the New York Stock
                                              Exchange since March 1998. Director, Wilson
                                              Greatbatch Technologies, Inc. since 2001.

---------------

(A)  Member of Audit Review Committee

(C)  Member of Compensation Committee

(E)  Member of Executive Committee

(I)  Member of Investment Committee

(N)  Member of Nominating Committee

The holders of the preferred stock are entitled to appoint three members to our Board of Directors. Pursuant to the agreement by which Penton sold its preferred stock and related warrants to a group of investors led by ABRY Mezzanine Partners, L.P., Mr. Budde, Ms. Garber and Ms. Stone were appointed by the Board of Directors of Penton to serve as directors of Penton.

In addition, upon the occurrence of certain events described in the discussion entitled "Board Representation" in Proposal 3 below, the holders of the preferred stock are entitled to appoint up to a majority of the Board of Directors. Certain of our current Board members have agreed to resign in such event.

At such time as the holders of preferred stock cease to hold shares of preferred stock having an aggregate liquidation preference of at least $25 million, they will only be entitled to appoint two directors to our Board. If the holders of the preferred stock cease to hold shares of preferred stock having an aggregate liquidation preference of at least $10 million and such holders' beneficial ownership of our preferred stock and common stock constitutes less than 5% of the aggregate voting power of our voting securities, the holders of the preferred stock will no longer have the right to appoint any directors to our Board. Each of the directors appointed by the holders of the preferred stock has agreed to resign from the Board should either of those conditions be met.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors of Penton met eight times during 2001. All of the directors attended at least seventy-five percent of the total meetings held by the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS AND COMMITTEE MEETINGS

Penton's Board of Directors has an Audit Review Committee, a Compensation Committee, an Executive Committee, an Investment Committee and a Nominating Committee. All of the directors attended at least seventy-five percent of the total meetings held by the committees on which they served in 2001.

Executive Committee. The Executive Committee consists of Mr. Harris as Chairman and Messrs. Kemp, Ramella, and Greene. When the Board is not in session, the Executive Committee may exercise all the powers and authority of the Board except as limited by law and Penton's Restated Certificate of Incorporation. The Executive Committee held four meetings in fiscal 2001.

Audit Review Committee. The Audit Review Committee consists of Mr. Schwartz as Chairman and Messrs. Brown and Summers. Mr. Schultz resigned as a director effective as of March 19, 2002 and was replaced on the committee by Mr. Summers. The Audit Review Committee reviews, as it deems appropriate, and approves internal accounting and financial controls for Penton and auditing practices and procedures to be employed in the preparation and audit of Penton's financial statements. The Audit Review Committee makes recommendations to the full Board concerning the engagement of independent public accountants to audit Penton's annual financial statements and arranges with such accountants the scope of the audit to be undertaken by such accountants. The Audit Review Committee held five meetings in fiscal 2001.

Compensation Committee. The Compensation Committee consists of Mr. Harris as Chairman and Messrs. Brown and Greene. Mr. Swank is not standing for re-election as a director and has not yet been replaced. The Compensation Committee reviews and determines the compensation of executive officers, reviews and makes recommendations to the Board with respect to salaries, bonuses, and deferred compensation of other officers and executives, compensation of directors and management succession, and makes such determinations and performs such other duties as are expressly delegated to it pursuant to the terms of any employee benefit plan of Penton. The Compensation Committee held five meetings in fiscal 2001.

Investment Committee. The Investment Committee consists of Mr. Summers as Chairman and Mr. Schwartz. Messrs. Friend and Schultz resigned as directors effective as of March 19, 2002 and have not yet been replaced. The Investment Committee provides objectives and guidelines for the investment of funds held in trust under Penton's pension plan, acts as the investment committee for purposes of Penton's 401(k) plan, and reviews the performance of investment managers charged with investing Penton pension plan funds. The Investment Committee held four meetings in fiscal 2001.

Nominating Committee. The Nominating Committee consists of Mr. Greene as Chairman and Messrs. Harris and Kemp. The Nominating Committee, as it deems appropriate, makes recommendations to the full Board with respect to the size and composition of the Board and its committees and with respect to nominees for election as directors. The Nominating Committee held one meeting in fiscal 2001.

The Nominating Committee considers suggestions regarding candidates for election to the Board submitted by stockholders in writing to Penton's Secretary. With regard to the 2003 annual meeting of stockholders, any such suggestion must be received by the Secretary no later than the date by which stockholder proposals for such annual meeting must be received as described below under the heading "Stockholder Proposals for the 2003 Annual Meeting."

EXECUTIVE OFFICERS

All officers of Penton are elected each year by the Board of Directors at its annual organization meeting. In addition to Messrs. Kemp, Ramella, and Nussbaum, information with respect to whom is set forth above, the executive officers of Penton include the following:

     Jocelyn A. Bradford, 44, Vice President and Controller since January 2000. Before joining Penton, Ms. Bradford spent three years at Century Business Services, Inc. as Controller from December 1996 through April 1998 and as Treasurer from April 1998 through January 2000.

     Darrell C. Denny, 43, Executive Vice President of Penton and President of the Lifestyle Media division of Penton since October 2000. Executive Vice President/Group President and Operating Chair from August 1998 to September 2000, Senior Vice President from 1995 to August 1998 and Vice President from 1994 to 1995 of Miller Freeman, Inc. (business trade show producer and magazine publisher).

     William C. Donohue, 57, Executive Vice President of Penton and President of the Retail Media division of Penton since February 2001. President of Donohue Meehan Publishing Company (business publishing company and a subsidiary of Penton) since January 1987.

     Joseph G. NeCastro, 45, Chief Financial Officer and Treasurer of Penton since June 1998. Before joining Penton, Mr. NeCastro spent five years with Reader's Digest Association, Inc. Mr. NeCastro was Vice President, Finance for Reader's Digest USA from 1995 until 1998 and Corporate Controller in 1994 and 1995. Mr. NeCastro has resigned effective May 2, 2002.

     Preston L. Vice, 53, Senior Vice President and Secretary of Penton since July 1998, Senior Vice President since prior to 1997.

     James W. Zaremba, 61, Executive Vice President of Penton and President of the Industry Media division of Penton since 1999, and Group President of Penton since prior to 1997.

COMPENSATION

BOARD COMPENSATION

Compensation of non-employee directors consists of an annual retainer of $20,000, plus $3,000 for each Board meeting attended in person, $1,000 for each Board meeting attended by telephone and $1,000 for each committee meeting attended, except that $500 is paid for attending a committee meeting held on the same day as a Board meeting. The Chairman of the Audit Review Committee is paid an additional $2,000 and the Chairman of the Compensation Committee is paid an additional $5,000 per year. Ms. Garber, Mr. Budde, Ms. Stone and employee directors are not compensated for serving as directors.

Each director of Penton will be reimbursed by Penton for out-of-pocket expenses incurred in attending Board and Board committee meetings.

Penton has adopted the Penton Media, Inc. 1998 Director Stock Option Plan (As Amended and Restated Effective as of March 15, 2001) for non-employee directors. The plan was approved by the stockholders at the 1999 annual meeting, and an increase in the number of shares of common stock authorized under the plan was approved by stockholders at the 2001 annual meeting. Pursuant to the plan, and subject to certain limitations contained in it, the Board may grant non-qualified options to purchase common stock, at an exercise price not less than fair market value on the date of grant, to directors of Penton who at the time of grant are not employees of Penton or any of its subsidiaries. In addition, the Board may authorize the grant of restricted stock or deferred shares to non-employee directors under the plan. The plan also provides that the Board may permit non-employee directors to elect to receive non-qualified options, restricted stock or deferred shares in lieu of all or a portion of such non-employee director's compensation otherwise payable in cash. On February 7, 2001 and

November 16, 2001, seven non-employee directors were each awarded an option to purchase 2,500 shares and 4,000 shares of common stock respectively, which will vest at the rate of 33 1/3% per year.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the Chief Executive Officer of Penton (who served as such throughout 2001), for each of Penton's four most highly compensated other executive officers during 2001 who were serving at the end of 2001.

                                                                LONG-TERM
                                                              COMPENSATION
                                                                 AWARDS
                                                         -----------------------
                                         ANNUAL                                    PAYOUTS
                                      COMPENSATION       RESTRICTED   SECURITIES   --------   ALL OTHER
                                   -------------------     STOCK      UNDERLYING     LTIP      COMPEN-
         NAME AND                   SALARY     BONUS      AWARD(S)     OPTIONS     PAYOUTS     SATION
    PRINCIPAL POSITION      YEAR     ($)        ($)         ($)          (#)         ($)         ($)
    ------------------      ----   --------   --------   ----------   ----------   --------   ---------
Thomas L. Kemp,             2001   $600,000   $ 50,000    $778,750(1)  150,000            0    $14,800(6)
Chief Executive Officer     2000    550,000    592,375           0      46,000            0     13,742
                            1999    470,000    276,680     100,000(2)   37,000            0      9,512
Daniel J. Ramella,          2001    450,000     35,000     510,860(1)  105,000            0      9,933(7)
President and Chief         2000    400,000    447,375           0      30,000            0      9,494
Operating Officer           1999    365,000    195,010      75,000(2)   25,000            0      6,639
David B. Nussbaum,          2001    410,000     26,500     211,820(1)   75,000            0      7,784(8)
Executive Vice President    2000    375,000    504,590           0      20,000     $450,000(5)    5,266
and Division President      1999    345,000    322,320           0      13,500            0      2,826
Darrell C. Denny,           2001    325,000    107,300      52,955(1)   35,000            0      4,074(9)
Executive Vice President    2000     67,708          0     100,000(4)   20,000            0          0
and Division President(3)
Joseph G. NeCastro,         2001    300,000     30,000     218,050(1)   60,000            0      8,541(10)
Chief Financial Officer     2000    280,000    177,950           0      15,000            0      7,846
                            1999    259,992     76,000           0      12,000            0      4,800

---------------

 (1) Deferred shares awarded: Mr. Kemp, 125,000, Mr. Ramella, 82,000, Mr. Nussbaum, 34,000, Mr. Denny, 8,500, and Mr. NeCastro, 35,000, each having a one-year deferral period; provided, however, that each such award of deferred shares will become nonforfeitable with respect to 25% of the award on each three-month anniversary of the date of grant. Deferral periods are subject to acceleration in the event of death, permanent disability, retirement upon reaching age sixty-five, termination without cause, termination for good reason or upon a change of control of Penton. These numbers are based on the value of Penton's common stock as of the date of grant. As of December 31, 2001 the value of the deferred shares awards to Messrs. Kemp, Ramella, Nussbaum, Denny and NeCastro in 2001 were $782,500, $513,320, $212,840, $53,210, $219,100, respectively. The deferred shares do not provide for dividend equivalents or voting rights.

 (2) Deferred shares awarded in lieu of bonuses that would otherwise have been paid in cash: Mr. Kemp, 4,969 shares and Mr. Ramella, 3,727 shares, each having five-year deferral periods. Deferral periods are subject to acceleration in the event of death, permanent disability, retirement upon or after reaching age sixty-five or upon a change of control of Penton. These numbers are based on the value of Penton's common stock as of the date of grant. As of December 31, 2001, the value of the deferred shares awards to Messrs. Kemp and Ramella in 1999 were $31,106 and $23,331, respectively. The deferred shares do not provide for dividend equivalents or voting rights.

 (3) Mr. Denny joined Penton in October 2000.

 (4) In accordance with the terms of his employment agreement, Mr. Denny was awarded 3,538 Deferred Shares having a one-year deferral period, in lieu of a signing bonus that would otherwise have been paid in cash. This number is based on the value of Penton's common stock as of the date of grant. As of December 31, 2001, the value of the award was $22,148. These Deferred Shares did not provide for dividend equivalents or voting rights.

 (5) In accordance with the terms of his employment agreement, Mr. Nussbaum received a one-time payment equal to $450,000. This payment was made to Mr. Nussbaum upon the achievement of specified performance goals based on the overall growth of the Technology Media division of Penton over the period from 1998 through 2000.

 (6) Consists of $5,099 annual matching contributions during the year to Penton's salary reduction plan and $9,701 for term life and long-term disability insurance provided by Penton during the year.

 (7) Consists of $5,100 annual matching contributions during the year to Penton's salary reduction plan and $4,833 for term life and long-term disability insurance provided by Penton during the year.

 (8) Consists of $5,100 annual matching contributions during the year to Penton's salary reduction plan and $2,684 for term life and long-term disability insurance provided by Penton during the year.

 (9) Consists of $4,074 for term life and long-term disability insurance provided by Penton during the year.

(10) Consists of $5,094 annual matching contributions during the year to Penton's salary reduction plan and $3,447 for term life and long-term disability insurance provided by Penton during the year.

STOCK OPTION GRANTS DURING YEAR

The following table sets forth information with respect to stock options granted during 2001 to executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                        ----------------------------------------------------     VALUE AT ASSUMED
                          NUMBER OF      % OF TOTAL                            ANNUAL RATES OF STOCK
                         SECURITIES       OPTIONS      EXERCISE                 PRICE APPRECIATION
                         UNDERLYING      GRANTED TO    OR BASE                  FOR OPTION TERM(1)
                          OPTION/S      EMPLOYEES IN    PRICE     EXPIRATION   ---------------------
NAME                    GRANTED(#)(2)   FISCAL YEAR     ($/SH)       DATE       5% ($)     10% ($)
----                    -------------   ------------   --------   ----------   --------   ----------
Thomas L. Kemp             100,000          9.7         $ 6.89     11/16/11    $433,000   $1,098,000
                            50,000          9.3          24.10      2/06/11     758,000    1,162,500
Daniel J. Ramella           70,000          6.8           6.89     11/16/11     303,100      768,600
                            35,000          6.5          24.10      2/06/11     530,600      813,750
David B. Nussbaum           50,000          4.9           6.89     11/16/11     216,500      549,000
                            25,000          4.6          24.10      2/06/11     379,000      581,250
Darrell C. Denny            25,000          2.4           6.89     11/16/11     108,250      274,500
                            10,000          1.9          24.10      2/06/11     151,600      232,500
Joseph G. NeCastro          40,000          3.9           6.89     11/16/11     173,200      439,200
                            20,000          3.7          24.10      2/06/11     303,200      465,000

---------------

(1) The assumed annual rates of appreciation in the price of common stock are in accordance with rules of the Securities and Exchange Commission and are not predictions of future market prices of the common stock nor of the actual values the named executive officers will realize. In order for such annual rates of appreciation to be realized over the 10-year term of the options, the market price of the common stock would have to increase to $11.22/share (5%) or $17.87/share (10%) during the 10-year period in the case of options expiring on November 16, 2011 and $39.26/share (5%) or $62.51/share (10%) during the 10-year period in the case of options expiring on February 6, 2011. In such event, and assuming corresponding annual rates of increase for the market price of common stock, the market value of all currently outstanding shares of common stock would have increased by approximately $138,171,707 (5%) or $350,375,368 (10%) during the 10-year period in the case of options expiring November 16, 2011 and $483,760,527 (5%) or

    $1,215,783,383 (10%) during the 10-year period in the case of options expiring on February 6, 2011.

(2) Consists of non-qualified options to purchase common stock granted under the Equity Incentive Plan at an exercise price equal to the closing price of the common stock on the date of grant, February 6, 2001 and November 16, 2001. Each option becomes fully exercisable on the third anniversary of the date of grant, subject to full or partial acceleration in the event of earlier termination of employment (full acceleration if earlier termination is on account of death, permanent disability, retirement upon or after reaching age sixty-five or upon a change of control of Penton; partial acceleration in increments of 33 1/3% each year commencing one year after the date of grant if termination is for any other reason other than for "cause").

OPTION EXERCISES AND YEAR-END VALUES

The following table sets forth information with respect to exercises of options during 2001 by the executive officers named in the Summary Compensation Table and the values of unexercised options held by them as of December 31, 2001.

         AGGREGATED OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                          SHARES                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                        ACQUIRED ON                    OPTIONS AT YEAR-END (#)           AT YEAR-END ($)
                         EXERCISE        VALUE       ---------------------------   ---------------------------
NAME                        (#)       REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   ------------   -----------   -------------   -----------   -------------
Thomas L. Kemp               0             0           107,655        233,000           0              0
Daniel J. Ramella            0             0            46,000        160,000           0              0
David B. Nussbaum            0             0            25,000        108,500           0              0
Darrell C. Denny             0             0                 0         55,000           0              0
Joseph G. NeCastro           0             0            25,000         87,000           0              0

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

The following table sets forth information relating to the long-term incentive awards that were made on February 6, 2001 under the Equity and Performance Incentive Plan for the following named executive officers.

                                                                          ESTIMATED FUTURE PAYOUTS
                          NUMBER OF           PERFORMANCE           UNDER NON-STOCK PRICE-BASED PLANS(1)
                           SHARES,              OR OTHER                     (NUMBER OF SHARES)
                           UNITS OR           PERIOD UNTIL         --------------------------------------
NAME                     OTHER RIGHTS     MATURATION OR PAYOUT      THRESHOLD       TARGET       MAXIMUM
----                     ------------     --------------------     -----------     --------     ---------
Thomas L. Kemp              41,493         1/1/01 - 12/31/03            0           41,493        62,239
Daniel J. Ramella           22,497         1/1/01 - 12/31/03            0           22,497        33,745
David B. Nussbaum           22,497         1/1/01 - 12/31/03            0           22,497        33,745
Joseph G. NeCastro          14,998         1/1/01 - 12/31/03            0           14,998        22,497

---------------

(1) Estimated payout if certain performance levels are achieved. No payout occurs unless a specified minimum performance is achieved.

The above table presents information about performance shares granted during the year pursuant to Penton's Equity and Performance Incentive Plan. Each performance share, if earned, entitles the executive officer to receive one share of Penton's common stock. The earning of the performance shares awarded is subject to the achievement of specified performance goals, based on Penton's after tax cash flow per share over the three year period from January 1, 2001 through December 31, 2003.

The total target number of shares which each of Messrs. Kemp, Ramella, Nussbaum and NeCastro may earn are 41,493; 22,497; 22,497; and 14,998, respectively (the "Target ATCF Shares").

None of the Target ATCF Shares will be earned unless a specified minimum performance is achieved. A portion (50% to 90%) of the Target ATCF Shares may be earned if the after tax cash flow per share is below the specified target level but above the minimum performance level. If the after tax cash flow per share meets the specified target level, all of the Target ATCF Shares will be earned. If the after tax cash flow per share exceeds the specified target level, up to 150% of the Target ATCF Shares may be earned.

EMPLOYMENT AGREEMENTS

The Compensation Committee approved restated employment agreements with each of Messrs. Kemp and Ramella in 1999 and approved initial employment agreements with each of Messrs. Nussbaum, NeCastro and Denny in 1998, 1999 and 2000, respectively. Each of these employment agreements was amended on December 11, 2001. The agreements are for terms currently expiring December 31, 2002 in the case of Messrs. Kemp and Ramella, September 8, 2002 in the case of Mr. Nussbaum, August 24, 2002 in the case of Mr. NeCastro and October 15, 2002 in the case of Mr. Denny, and will renew automatically for an additional year after such expiration dates (or until age 65, if earlier) unless either party thereto elects otherwise, but may be terminated by the executive with 120 days notice. Mr. NeCastro has resigned effective May 2, 2002.

The agreements for Messrs. Kemp, Ramella, NeCastro and Denny provide for participation in Penton's Supplemental Executive Retirement Plan. The agreements also provide for supplementary life insurance for Messrs. Kemp, Ramella, Nussbaum, NeCastro and Denny in an amount equal to one and one-half times each executive's salary and supplementary long-term disability coverage that provides for a maximum monthly benefit (when combined with Penton's base long-term disability plan) of $18,333 per month in the case of Messrs. Kemp, Ramella, Nussbaum and Denny and $15,000 per month in the case of Mr. NeCastro.

In addition, the agreements provide for additional supplementary life and long-term disability insurance coverage for Messrs. Kemp, Ramella, Nussbaum, NeCastro and Denny that would provide benefits, in the event of the executive's covered death or disability, in the amount of $4,000,000, $2,610,000, $1,070,000, $1,130,000 and $270,000, respectively, payable in a single lump sum. In the event the life or long-term disability insurance coverage described in the preceding sentence cannot be procured or maintained, Penton will pay the benefit from its own funds.

Each employment agreement provides for a payment to each executive in an amount equal to the total of all income taxes imposed the executive as a result of (a) the provision of the life insurance and the long-term disability coverage, (b) imputed income to the executive with respect to the Senior Executive Loan Program and (c) such payment.

Each employment agreement also provides for a payment to each executive in an amount equal to the total of all income taxes imposed on the executive as a result of (a)(i) the issuance to the executive of the deferred shares granted to the executive on December 11, 2001 on an accelerated basis following a change of control, the executive's death or permanent disability, a termination without cause, a termination by executive for good reason or involuntary retirement or
(ii) any other issuance of the deferred shares if a change of control occurs prior to the payment in full of amounts due under the Senior Executive Loan Program and (b) such payment.

Each employment agreement further entitles the executive to receive a payment in the event that the excise tax under Section 4999 of the Internal Revenue Code applies to the issuance of the deferred shares or the payment described in the preceding paragraph and the sum of (a) the value of the deferred shares (reduced by such excise tax) plus (b) the value of the shares purchased by the executive pursuant to the Senior Executive Loan Program plus (c) the proceeds of any life insurance or long-term disability coverage ((a), (b) and (c), the "Loan Payments") is less than the amount due and owing under the Senior Executive Loan Program at the time of the change of control (the "Change of Control Loan Balance"). In that event, the payment referred to in the preceding sentence will be in an amount equal to the sum of
(x) the lesser of (1) the difference between the Change of Control Loan Balance and the Loan Payments or (2) 20% of the sum of the value of the deferred shares at the time of the change of control plus such payment plus (y) an amount, such that after payment of all taxes (including any excise tax under Code Section
4999) imposed on such payment, the executives retain an amount equal to the Code
Section 4999 excise tax imposed upon such payment.

The agreements also provide that in the event the executive's employment is terminated by Penton (other than for "cause" (as defined in the agreements) or by reason of his death, disability or retirement) or by the executive for "good reason" (as defined in the agreements and as described below), the executive will be entitled to receive certain severance benefits.

In the case of Messrs. Kemp and Ramella, upon the occurrence of the events described in the preceding paragraph, each such executive is entitled to receive
(a) any accrued but unpaid salary and expense reimbursement and (b) salary (as in effect at the time of termination or, if higher, as in effect as of the most recent extension of the employment period) for a period of three years following the date of his termination of employment. In addition, in the event that the employment of Messrs. Kemp or Ramella is terminated by Penton other than for cause or by the executive for good reason with the two year period following a "change of control," each such executive will be entitled to receive a payment (payable, at the executive's option, in a lump sum) equal to (i) the executive's target bonus for the year in which the termination occurs or, if higher, the executive's target bonus for the preceding year or the year in which the change of control occurs and (ii) if the executive's employment is terminated after July 1 of the then-current year, a pro-rated portion of the executive's target bonus for the year in which the termination occurs or, if higher, a pro-rated portion of the executive's target bonus for the preceding year or the year in which the change of control occurs.

In the case of Messrs. NeCastro, Nussbaum and Denny, each such executive is entitled to receive (a) any accrued but unpaid salary and expense reimbursement and (b) his salary (as in effect at the time of termination or, if higher, as in effect as of the most recent extension of the employment period) for a period of two years following the date of his termination of employment. In addition, in the event that the employment of Messrs. NeCastro, Nussbaum or Denny is terminated by Penton other than for cause or by the executive for good reason within the two year period following a "change of control," each such executive will be entitled to receive a payment (payable, at the executive's option, in a lump sum) equal to his target bonus for the year in which the termination occurs or, if higher, the executive's target bonus for the preceding year or the year in which the change of control occurs. All executives party to such agreements are also entitled to the continuation of certain additional benefits (e.g., medical insurance).

Payments and benefits under the employment agreements are subject to reduction in order to avoid the application of the excise tax on "excess parachute payments" under the Internal Revenue Code, but only if the reduction would increase the net after-tax amount received by the executive.

The transactions that are deemed to result in a change of control for the purposes of these agreements include: (a) any person (with certain exceptions as described in the agreements) becoming the beneficial owner of 40% or more of the voting stock of Penton (or, with respect to Mr. Nussbaum, the filing of a Schedule 13D or Schedule 14D that discloses that any person has become the beneficial owner of 20% or more of the voting stock of Penton); (b) individuals who, as of the date of the agreements, constitute the board of directors (the "Incumbent Board") cease for any reason (other than death or disability) to constitute at least a majority of the board of directors (provided that any individual who becomes a director subsequent to the date of the agreements whose appointment or election is approved by a majority of the Incumbent Board is considered to be a member of the Incumbent Board); (c) a merger or consolidation with, or sale of all of or substantially all of Penton's assets to another entity, as a result of which less than a majority of the voting shares of the surviving entity are owned by former shareholders of Penton; and (d) approval by the shareholders of Penton of a complete liquida-tion or dissolution of Penton. "Good reason" for termination of employment by the executive includes reduction in salary, the failure by Penton to extend the executive's employment under the agreement or a breach by Penton of the terms of the agreement and, in the case of Mr. Nussbaum, a change of control.

Each agreement includes non-competition, non-solicitation and confidentiality obligations on the part of the executive, which survive its termination.

PLANS AND ARRANGEMENTS

Retirement Plan

Participants in the Penton Media, Inc. Retirement Plan consist of a majority of the full-time employees of Penton and its subsidiaries in the United States, including the executive officers. The plan is fully paid for by Penton, and employees become fully vested after five years of service. The annual benefit payable to an employee under the plan upon retirement, computed as a straight life annuity amount, equals the sum of the separate amounts the employee accrues for each of his years of service under the plan. Such separate amounts are determined as follows: for each year through 1988, 1.2% of such year's compensation up to the Social Security wage base for such year and 1.85% (2.0% for years after 1986) of such year's compensation above such wage base; for each year after 1988 through the year in which the employee reaches thirty-five years of service, 1.2% of such year's "covered compensation" and 1.85% of such year's compensation above such "covered compensation;" and for each year thereafter, 1.2% of such year's compensation. Years of service and compensation with Pittway Corporation prior to Penton's spinoff from Pittway in August of 1998 are taken into account under the plan. The employee's compensation under the plan for any year includes all salary (before any election under Pittway's or Penton's salary reduction plan or cafeteria plan), commissions and overtime pay and, beginning in 1989, bonuses, subject to such year's limit applicable to tax-qualified retirement plans ($160,000 for 1999, $170,000 for 2000 and 2001, and $200,000
each year thereafter). The employee's "covered compensation" under the plan for any year is generally the average, computed as of such year, of the Social Security wage bases for each of the thirty-five years preceding the employee's Social Security retirement age, assuming that such year's Social Security wage base will not change in the future. Normal retirement age under the plan is age 65, and reduced benefits are available as early as age 55. Benefits are not subject to reduction for Social Security benefits or other offset amounts. Estimated annual benefits payable under the plan upon retirement at normal retirement age for the following persons (assuming 1999 compensation at $160,000, 2000 and 2001 compensation at $170,000 and future compensation at the $200,000 limit currently applicable, and that covered compensation remains constant) are: Mr. Kemp, $60,437; Mr. Ramella, $95,129; Mr. Nussbaum, $74,647; Mr. Denny, $72,136; and Mr. NeCastro, $72,259.

Supplemental Executive Retirement Plan

Messrs. Kemp, Ramella, Denny, Nussbaum and NeCastro participate in Penton's Supplemental Executive Retirement Plan, which is not tax-qualified. The annual benefit payable to a participant under the plan at age 65, computed as a straight life annuity amount, equals the sum of the separate amounts the participant accrues for each of his years of service after September 3, 1996 for Mr. Kemp, July 1, 1977 for Mr. Ramella, September 8, 1998 for Mr. Nussbaum, October 16, 2000 for Mr. Denny and June 15, 1998 for Mr. NeCastro. Years of service and compensation with Pittway are taken into account. The separate amount for each such year is 1.85% of that portion of the participant's salary and annual discretionary cash bonus, if any, for such year (before any election under Pittway's or Penton's salary reduction plan, and including any portion of such bonus taken in the form of Deferred Shares Awards) in excess of the limit applicable that year to the compensation that may be taken into account under tax-qualified retirement plans ($160,000 in 1999, $170,000 in 2000 and 2001 and $200,000 in 2002) but less than $500,000. Benefits are not subject to reduction for Social Security benefits or other offset amounts. Accrued benefits are subject to forfeiture in certain events. Estimated annual benefits payable under the plan upon retirement at age 65 for the following persons (assuming 2002 and future annual salary and discretionary cash bonus of not more than $500,000 for each of them and that the $200,000 limit currently applicable remains constant) are: Mr. Kemp, $111,511; Mr. Ramella, $125,278; Mr. Nussbaum, $133,834; Mr. Denny,
$52,937; and Mr. NeCastro $100,628.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served as members of the Compensation Committee in 2001 was or has been an officer or employee of Penton or engaged in transactions with Penton (other than in his capacity as director). None of Penton's executive officers serves as a director or member of the compensation committee of another entity, one of whose executive officers serves as a member of the Compensation Committee or a director of Penton.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other Penton filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Penton specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under those Acts.

The Compensation Committee of the Board of Directors is responsible for establishing and administering an executive compensation program for Penton, determining the compensation of the Chief Executive Officer of Penton and approving the compensation proposed by the Chief Executive Officer for all other executive officers of Penton listed in the Summary Compensation Table. Actions regarding compensation for 2001 were approved by the Compensation Committee. Penton's Compensation Committee intends to follow the compensation policies discussed below.

The Compensation Committee, comprised of three non-employee directors, has prepared this report to summarize Penton's policies and practices with regard to executive compensation.

OBJECTIVES

Penton's basic objectives for executive compensation are to recruit and keep top quality executive leadership focused on attaining long-term corporate goals and increasing stockholder value.

ELEMENTS OF COMPENSATION

Total compensation has three components: (1) base salary; (2) short-term incentive (generally cash bonus); and (3) long-term incentive (generally stock options and performance shares).

BASE SALARY

Base salaries for executive officers are set within ranges that are reasonable, considering comparable positions in companies similar to Penton in industry and region. Base salaries are also intended to be equitable and high enough to keep qualified executives from being overdependent on cash bonuses.

SHORT-TERM INCENTIVES

Annual cash bonuses are based on Penton's attainment of its earnings objectives. Generally, all cash bonuses are tied to individual and group performance based on goals established at the start of the year, consistent with the Senior Executive Bonus Plan, and are available in proportionately greater amounts to those who can most influence corporate earnings. In addition, certain employees may use all or a portion of their cash bonuses to increase their ownership of common stock under the Penton Media, Inc. Management Stock Purchase Plan.

LONG-TERM INCENTIVES

Long-term incentives consisting of stock options and performance shares are intended to motivate executives to make and execute plans that improve stockholders' value over the long-term.

CHIEF EXECUTIVE OFFICER COMPENSATION

At the start of the 2001 fiscal year, the Compensation Committee increased Mr. Kemp's salary to $600,000. Mr. Kemp also was awarded an option to purchase 50,000 shares of common stock on February 6, 2001 at an exercise price of $24.10 per share and an option to purchase 100,000 shares of common stock on November 16, 2001 at an exercise price of $6.89 per share. One-third of such options will vest per year and become exercisable after three years of service, subject to full or partial acceleration of exercisability in the event of earlier termination of employment (full acceleration if earlier termination is on account of death, permanent disability, retirement upon or after reaching age sixty-five or upon a change of control of Penton). In addition, Mr. Kemp received 41,493 performance shares which vest subject to the achievement of specified performance goals. The shares vest upon the attainment of performance goals based on Penton's after tax cash flow per share over the three year period from January 1, 2001 through December 31, 2003.

This report is submitted on behalf of the Compensation Committee:

                                          Richard B. Swank, Chairman
                                          Paul W. Brown
                                          R. Douglas Greene
                                          King Harris

PERFORMANCE GRAPH

The following graph reflects a comparison of the cumulative total stockholder return on the common stock with the Russell 2000 Market Index and an index of peer companies, respectively, for the period commencing August 10, 1998 (the initial trading date for the common stock) through December 31, 2001. The peer group consists of Elsevier NV, Meredith Corporation, Inc., Playboy Enterprises, Inc. (Class B), Primedia, Inc., Reader's Digest Association, Inc., Reed International Plc, Scholastic Corporation, United News & Media Plc and Ziff-Davis, Inc. The peer group has been revised to exclude CMP Media, Inc., which was included in the peer group for 1998, because it was sold to Miller Freeman, Inc. in 1999. CMP's removal did not significantly affect the peer group's 1998 performance. The graph assumes that the value of the investment in the common stock and each index was $100 at August 10, 1998, and all dividends were reinvested. The comparisons in this graph are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be necessarily indicative of the actual future return on the common stock.

                          AUGUST 10,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                             1998          1998           1999           2000           2001
  Penton Media             $100.00       $125.12        $149.29        $167.90        $ 39.23
  Russell 2000 Index        100.00        100.79         120.54         115.34         116.51
  Peer Group                100.00         93.79         100.56         116.80          83.55

REPORT OF THE AUDIT REVIEW COMMITTEE

This Report of the Audit Review Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other Penton filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Penton specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under those Acts.

All members of the Audit Review Committee are independent as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards.

During 2001, the Audit Review Committee of the Board of Directors developed a charter for the Committee, which was approved by the full Board.

As set forth in more detail in the charter, The Audit Review Committee's primary responsibilities fall into three broad categories:

     - first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by Penton's management, including discussions with management and Penton's outside auditors about draft annual financial statements and key accounting and reporting matters;

     - second, the Committee is responsible for matters concerning the relationship between Penton and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to Penton; and determining whether the outside auditors are independent (based in part on the annual letter provided to Penton pursuant to Independence Standards Board Standard No. 1); and

     - third, the Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests.

The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met five times during 2001.

In monitoring the preparation of Penton's financial statements, the Committee met with both management and Penton's outside auditors to review and discuss results of operations prior to quarterly and year-end announcements and the annual financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees).

With respect to Penton's outside auditors, the Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee has also considered whether the provision of non-audit services to Penton by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Finally, the Committee reviewed proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Penton's audited financial statements in Penton's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange commission.

                                          Members of the Audit Review Committee

                                          Edward J. Schwartz, Chairman
                                          Paul W. Brown
                                          Don E. Schultz (retired)

CERTAIN TRANSACTIONS

In connection with the acquisition by Penton of the assets of New Hope Communications, Inc., Mr. Greene had certain contingent rights to additional cash and shares of common stock. In 2001, Mr. Greene earned $1,933,620 in contingent payments, twenty percent of which will be paid in cash and the balance of which will be paid in shares of common stock. In addition, Penton, through its wholly owned subsidiary, Healthwell.com Inc., leased office space from New Hope Group LLC, a Colorado limited liability company, which is owned by Mr. Greene. The lease, from which New Hope Group received $155,000 in 2001, ended in December 31, 2001. Penton believes that the terms of this lease were no less favorable to Penton than those obtainable in an arm's-length transaction with an independent third party.

Donohue Meehan Publishing Company leases equipment from Donohue Meehan Equipment Leasing, an Illinois partnership, which is owned by Messrs. Donohue and Meehan. The total balances on these leases as of December 31, 2001, was approximately $67,601. Penton believes that the lease terms are no less favorable to Donohue Meehan Publishing Company than those obtainable in an arm's-length transaction with an independent third party.

Key Corp provides cash management and merchant banking services to Penton, for which it received fees totaling $82,299 in 2001. William B. Summers, a director of Penton, is Chairman of McDonald Investments, Inc., a subsidiary of Key Corp.

In 2000, Penton adopted the Senior Executive Loan Program pursuant to which certain executives received loans from Penton to purchase common stock. The maximum amount of indebtedness that was outstanding under this loan program since January 1, 2001, for each of Messrs. Kemp, Ramella, Nussbaum, Zaremba, NeCastro, and Vice was $3,985,635, $2,600,158, $1,062,623, $894,196, $1,120,187
and $895,902, respectively. The amounts also represent the outstanding balances as of April 8, 2002.

Pursuant to the Senior Executive Loan Program, Mr. Denny purchased shares of Penton's common stock on each of December 5, 2000, January 9, 2001, February 14, 2001 and April 1, 2001. Pursuant to a Stock Purchase and Note Rescission Agreement between Penton and Mr. Denny, Penton and Mr. Denny rescinded the stock purchases made in 2001 and the loans covering such purchases, and thereby placed the parties for all purposes in the same position as they would have been had the stock purchases and loans never occurred. To effect the rescission, Penton cancelled the loans and Mr. Denny tendered to the Company the shares issued in connection with the stock purchases and all dividends on the shares received by Denny. The maximum amount of indebtedness that was outstanding under the loan program since January 1, 2001 for Mr. Denny was $1,046,572 and following the rescission, the maximum amount of indebtedness that was outstanding under the loan program for Mr. Denny was $264,958. This amount also represents the outstanding balance as of April 8, 2002, in connection with the shares purchased on December 5, 2000.

The following amendments were made to the Senior Executive Loan Program during 2001:

     - Each promissory note issued to an executive pursuant to the program was amended to extend the maturity date for a period of 5 years.

     - Each promissory note was amended to provide that no further interest shall accrue on the balance of the promissory note while the holder remains an employee of Penton.

     - Under the original terms of each promissory note, the note would become immediately due and payable 120 days following termination of the executive's employment for any reason. As amended, the promissory notes will become immediately due and payable 120 days following termination of employment unless such termination was due to (a) death or permanent disability, (b) a termination without cause, (c) a termination by executive for good reason, or (d) involuntary retirement. In the event of such termination of employment, the promissory notes will become due and payable on its maturity date.

In connection with the closing of the sale of our preferred stock and related warrants, we paid the purchasers a fee of $750,000, or 1.5% of the purchase price. Mr. Budde, Ms. Garber and Ms. Stone are affiliated with the purchasers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934 which were furnished to Penton during or with respect to 2001 by persons who were, at any time during 2001, directors or officers of Penton or beneficial owners of more than 10% of the outstanding shares of common stock, no such person failed to file on a timely basis any report required by such section during 2001.

PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT CERTIFIED ACCOUNTANTS OF PENTON FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002 (PROPOSAL 2)

WHAT ARE WE ASKING YOU TO APPROVE?

PricewaterhouseCoopers LLP, who served as auditors for the year ended December 31, 2001, has been selected by the Board, upon recommendation of the Audit Review Committee, to audit the consolidated financial statements of Penton for the year ending December 31, 2002. We are asking you to ratify this engagement. It is expected that one or more representatives of PricewaterhouseCoopers LLP will attend the annual meeting, with the opportunity to make a statement if they should so desire and will be available to respond to appropriate questions.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO PROPOSAL 2?

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT CERTIFIED ACCOUNTANTS.

WHAT VOTE IS REQUIRED FOR THIS PROPOSAL?

The affirmative vote of the holders of a majority of our outstanding stock present in person or represented by proxy and entitled to vote on this Proposal 2 is required to approve this Proposal 2. The holders of both our outstanding common stock and preferred stock are entitled to vote on this Proposal 2. Under applicable Delaware law, in determining whether this Proposal 2 has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against this proposal and broker non-votes will not be counted for purposes of this proposal.

WHAT FEES HAVE BEEN PAID TO ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001?

AUDIT FEES

PricewaterhouseCoopers LLP has billed Penton $452,735, in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for the audit of Penton's annual financial statements for the fiscal year ended December 31, 2001, and the reviews of the interim financial statements included in Penton's Forms 10-Q filed during the fiscal year ended December 31, 2001.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

PricewaterhouseCoopers LLP did not render any services to Penton during the fiscal year ended December 31, 2001, related to financial information systems design and implementation.

ALL OTHER FEES

PricewaterhouseCoopers LLP has billed Penton $566,928, in the aggregate, for services rendered by PricewaterhouseCoopers LLP for all services (other than those covered above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees") during the fiscal year ended December 31, 2001. These services principally consisted of: (1) audits of employee benefits plans and regulatory filings, $222,408, and (2) tax consulting and business acquisition diligence, $344,520.

GENERAL DISCUSSION OF PROPOSALS 3 THROUGH 7

WHAT IS THE BACKGROUND AND REASONS FOR ISSUING THE PREFERRED STOCK AND WARRANTS TO PURCHASE COMMON STOCK?

As a result of softening economic conditions in 2001 and the impact of these conditions on the financial performance of our business, we believed that we would be in breach of certain financial ratio covenants contained in our senior secured credit facility when we reported our results for fiscal year 2001. These results would be reported when we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which we filed on March 21, 2002. After the September 11(th) terrorist attacks and the resulting impact on the world financial markets, and specifically the business-to-business media industry, our financial condition deteriorated even further.

A breach of any of the covenants or other provisions in our debt instruments could have resulted in a default thereunder. Upon the occurrence of an event of default under our credit facility, the lenders could have elected to declare all amounts outstanding thereunder to be immediately due and payable and terminated all commitments to extend further credit, which would adversely affect our ability to fund our operations. An acceleration of the amounts due under our credit facility would also have caused us to be in default under the indenture governing our 10 3/8% senior subordinated notes, enabling acceleration of amounts outstanding. If we are unable to repay any accelerated amounts under the credit facility, the respective lenders could have proceeded against the collateral granted to them to secure that indebtedness. If the lenders under our credit facility had accelerated the repayment of borrowings, we may not have had sufficient assets to repay all of our indebtedness. Consequently, if these defaults were to have occurred, we may have had to file for bankruptcy protection.

Consequently, we approached the lenders under the credit facility to obtain an amendment to the credit agreement governing our credit facility to provide more flexibility and to waive any potential defaults. The lenders responded that they would be willing to meet this request if we were able to pay down a portion of the outstanding indebtedness under the credit facility. Specifically, the lenders requested that we raise additional equity capital to pay down the debt.

In November 2001, we retained Credit Suisse First Boston to assist us in raising the capital necessary to secure the amendment to the credit agreement. After considering a number of alternatives in consultation with our financial and legal advisors and approaching several potential investors, our Board of Directors determined that it was in the best interests of Penton and our stockholders to raise the necessary capital by consummating the following transactions:

     - On March 19, 2002, we sold 40,000 shares of preferred stock and warrants to purchase 1,280,000 shares of our common stock to a group of investors led by ABRY Mezzanine Partners, L.P. for $40 million. The net proceeds of this sale, together with the net proceeds of the sale of our equity interest in INT Media Group, Inc. and a portion of the proceeds from our tax refund for 2001 were used to pay down $48 million of indebtedness under the credit facility, after which an amendment to our credit agreement that provided significant covenant relief and reduced the revolving credit facility to a maximum availability of $40 million became effective.

     - On March 28, 2002, we sold $157.5 million worth of 11 7/8% senior secured notes due 2007. The net proceeds of this sale were used to (1) repay all of the outstanding indebtedness under the term loan portion of our credit facility, which resulted in additional significant covenant relief under the credit agreement and (2) buy back for approximately $8.4 million, $10 million in face value of our 10 3/8% senior subordinated notes.

     - On March 28, 2002, we sold an additional 10,000 shares of preferred stock and warrants to purchase 320,000 shares of common stock for $10 million. The net proceeds of this sale will be used for general corporate purposes.

We believe, after considering other alternatives and consulting with our financial advisors, that these transactions were the least costly financing alternatives available to us in the limited time period available before we would have been in default under the credit agreement. In addition, these transactions resulted in significant covenant relief under the credit agreement, thus providing us with greater flexibility in managing our business in the current weak economic climate.

WHY IS STOCKHOLDER APPROVAL BEING SOUGHT FOR THE ISSUANCE OF THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE PREFERRED STOCK AND THE EXERCISE OF THE WARRANTS?

Because our common stock is listed on the New York Stock Exchange, we must comply with certain rules of the NYSE. Under Rule 312.03 of the NYSE, we must obtain stockholder approval prior to issuing our common stock or securities that are convertible into, or exercisable for, our common stock in one transaction or a series of related transactions if:

     - the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or

     - the number of shares of common stock to be issued, is or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

Due to the limited time available to consummate the financing transactions described above, we did not have sufficient time to hold a special meeting of stockholders to obtain the prior approval of the terms and issuance of the preferred stock and warrants. As a result, to comply with NYSE rules and to obtain the amendment to our credit agreement before we defaulted under it, we issued the preferred stock and warrants and, subject to receiving stockholder approval, limited their conversion and exercise, respectively, into an aggregate of 19.99% of our common stock outstanding prior to such issuance, and agreed to an initial dividend rate of 7% (rather than 5%) until such stockholder approval was obtained. In addition, until stockholder approval is obtained, the voting rights of the preferred stock are limited to the difference between (1) 19.99% of the voting power outstanding prior to issuance of the preferred stock and warrants less (2) the voting rights of any common stock owned by the preferred stock holders.

We agreed with the holders of the preferred stock to seek stockholder approval of the issuance of our common stock upon conversion of the preferred stock and exercise of the warrants at our next annual meeting of stockholders. Accordingly, we are submitting this matter for stockholder approval at the upcoming annual meeting. Under the terms of the preferred stock and warrants, we cannot issue shares of common stock upon conversion of the preferred stock or exercise of the warrants in excess of the 19.99% threshold until we receive the stockholder approval contemplated by these proposals. As more fully described in the following discussion, if we fail to receive stockholder approval, however, the conversion price of the preferred stock will be reduced and the dividend rate will remain at 7% until such time as we receive stockholder approval.

ARE THERE ANY NEGATIVE CONSEQUENCES IF YOU DO NOT APPROVE PROPOSAL 3 AND EITHER PROPOSAL 4 OR PROPOSAL 5?

Yes. If you do not approve Proposal 3 and either Proposal 4 or Proposal 5, the following negative consequences will result:

     - The dividend rate will remain at 7% per annum. If stockholders approve Proposal 3 and either Proposal 4 or Proposal 5 by September 19, 2002, then the dividend rate on the preferred stock will decrease to 5% per annum retroactively to the date of issuance of the preferred stock to the extent of any preferred stock not then converted. If stockholders approve Proposal 3 and either Proposal 4 or Proposal 5 after September 19, 2002, the dividend rate will decrease to 5% per annum from the date such approval is obtained.

     - The conversion price of the preferred stock and the exercise price of the warrants will decrease. If stockholders fail to approve Proposal 3 and either Proposal 4 or Proposal 5 by June 28, 2002, the conversion price of the preferred stock and the exercise price of the warrants will be reduced by 20% from that date forward, and will be reduced an additional 20% for every 90-day period thereafter, up to a maximum reduction of 50% of the conversion price or exercise price that would have been in effect absent such adjustments, until stockholder approval is obtained. Thus, assuming no other adjustments, the conversion price and exercise price will be reduced to approximately $6.09 on June 28, 2002, to approximately $4.87 on the 90(th) day after that date, to approximately $3.90 on the 180(th) day after that date, and to approximately $3.81 on the 270(th) day after that date, in each case until stockholder approval is obtained. If stockholders subsequently approve Proposal 3 and either Proposal 4 or Proposal 5, the conversion price and exercise will be readjusted to that which would have been in effect had we received stockholder approval by June 28, 2002.

     - The number of shares of common stock into which the warrants are exercisable will increase proportionally with any decrease in the exercise price. For example, if the exercise price of the warrants drops in half, the number of shares into which the warrants are exercisable will double. If stockholders subsequently approve Proposal 3 and either Proposal 4 or Proposal 5, the number of shares of common stock issuable upon exercise of the warrant will be proportionally readjusted.

     - The liquidation preference of the preferred stock will increase significantly more on the sixth anniversary of its issuance. If any shares of preferred stock are still outstanding on March 19, 2008, the sixth anniversary of their issuance, the liquidation value of each share of preferred stock, including any accrued and unpaid dividends, will increase to $4,570 if stockholders have approved Proposal 3 and either Proposal 4 or Proposal 5, or $9,140 if stockholders have not approved Proposal 3 and either Proposal 4 or Proposal 5 by that date.

     - We will not be able to force the holders of preferred stock to convert their preferred stock into common stock. We may require the holders of preferred stock to convert their preferred stock into common stock provided that certain conditions are met, including receiving stockholder approval of Proposal 3 and either Proposal 4 or Proposal 5. See the discussion entitled "Conversion" in the discussion of Proposal 3. This ability to force conversion gives us the opportunity, should all of the conditions to forced conversion be met, to reduce the number of shares of preferred stock that would be outstanding on March 19, 2008. This reduction would result in fewer shares of preferred stock having an increased liquidation preference as discussed in the immediately preceding bullet point.

     - You will receive less money upon a sale, change in control or liquidation of the company. Upon the happening of any of these events, the holders of the preferred stock are entitled to elect between receiving the liquidation preference of their preferred stock plus accrued dividends or having their preferred stock redeemed. A higher liquidation preference and a higher dividend rate will result in a larger payment being made to the holders of the preferred stock should they elect to receive the liquidation preference plus accrued dividends. If the holders of preferred stock elect to have their preferred stock redeemed, they would be entitled to a payment equal to the number of shares of common stock into which the preferred stock is convertible times the applicable share minimum price. See the discussion entitled "Redemption" in Proposal 3 below. A higher liquidation preference, a higher dividend rate and a lower conversion price will result in the holders of preferred stock being entitled to convert into a larger number of shares of common stock, which would also result in a higher payment being made to the holders of preferred stock should they elect to have their preferred stock redeemed. In each case, a higher payment being made to the preferred stock holders would result in a lower payment being made to the common stock holders in these events.

HOW WILL THE APPROVAL OF PROPOSAL 3 AND EITHER PROPOSAL 4 OR PROPOSAL 5 IMPACT PENTON'S CAPITALIZATION?

In considering the dilutive effect of the issuance of the common stock upon conversion of the preferred stock and exercise of the warrants discussed below, you should keep in mind that the actual number of shares of common stock that the holders of the preferred stock and related warrants are entitled to receive upon conversion of their shares of preferred stock and exercise of their warrants is currently limited by the listing requirements of the New York Stock Exchange to 6,378,874, or 19.99% of the number of shares of our common stock outstanding on March 18, 2002 (the day before the issuance of the preferred stock and warrants). These listing requirements also limit the voting power of the preferred stock to 19.99% of the voting power outstanding on March 18, 2002. Additionally, the terms of the preferred stock limited the voting rights of the holders of the preferred stock to (1) 35% of the aggregate votes of our aggregate voting equity interests (as defined in the indentures governing our 10 3/8% senior subordinated notes and our 11 7/8% senior secured notes) less (2) the voting rights of any common stock owned by such preferred stock holder.

As a result of the issuance of our common stock upon conversion of the preferred stock and the exercise of the warrants, the holders of common stock will experience dilution. As of the date of this proxy statement, the conversion of the 50,000 shares of preferred stock and the exercise of the 1,600,000 warrants would result in the issuance of an aggregate of approximately 8,170,302 shares of our common stock, equal to approximately 20.4% of our outstanding equity, including shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants. The number of shares of common stock into which each share of preferred stock is convertible is calculated by dividing the liquidation preference of the preferred stock, currently $1,000 per share, plus accrued and unpaid dividends, by the conversion price, currently $7.61. By contrast, as of the date of this proxy statement, the holders of our common stock own approximately 79.6% of our outstanding equity, including shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants.

In addition, unless paid in cash, dividends will accumulate and, therefore, will result in an increase in the number of shares of common stock into which the preferred stock is convertible. Currently, the preferred stock pays a 7% per annum dividend, which accrues daily and is payable semi-annually in arrears. The dividend rate will decrease to 5% per annum if Proposal 3 and either Proposal 4 or Proposal 5 are approved. The dividend is payable in cash only if declared by the Board of Directors and approved by the holders of no less than 75% of the preferred stock then outstanding. Currently, we have no intention to pay cash dividends.

If stockholders approve Proposal 3 and either Proposal 4 or Proposal 5 by September 19, 2002, and assuming there have been no conversions or antidilution adjustments to the conversion price, approximately $17.8 million of dividends will have accrued on the preferred stock by March 18, 2008, which dividends would be convertible into approximately 2,335,523 shares of common stock. If stockholders do not approve Proposal 3 and either Proposal 4 or Proposal 5 by March 18, 2008, and assuming no antidilution adjustments and no conversions, approximately $26.5 million of dividends will have accrued on the preferred stock by that date, which dividends would be convertible in approximately 6,975,043 shares of common stock.

The following table illustrates the dilution that will occur to the holders of the common stock on March 18, 2008, as a result of the issuance of the preferred stock and warrants if stockholders approve

Proposal 3 and either Proposal 4 or Proposal 5 and if stockholders do not approve Proposal 3 and either Proposal 4 or Proposal 5 by such date:

                                       COMMON STOCKHOLDERS      PREFERRED STOCKHOLDERS
                                     -----------------------   ------------------------
                                                                SHARES OF
                                      SHARES OF                COMMON STOCK
                                       COMMON       PERCENT      ON AN AS      PERCENT
                                        STOCK      OF VOTING    CONVERTED     OF VOTING
                                     OUTSTANDING     POWER        BASIS         POWER       TOTAL
                                     -----------   ---------   ------------   ---------   ----------
With stockholder approval of
  Proposal 3 and either Proposal 4
  or Proposal 5                      31,910,325      75.2%      10,505,825      24.8%     42,416,150
Without stockholder approval of
  Proposal 3 and either Proposal 4
  or Proposal 5                      31,910,325      57.8%      23,315,647      42.2%     55,225,972

The foregoing table assumes (i) no defaults under the preferred stock have occurred, (ii) the warrants are fully exercised, (iii) there have been no antidilution adjustments to the initial $7.61 conversion price, (iv) no preferred stock has been converted or redeemed, (v) no cash dividends have been paid, (vi) no additional shares of common stock or securities convertible into or exercisable for common stock have been issued and (vii) no sale of the company or change of control has occurred.

If any shares of preferred stock are still outstanding on March 19, 2008, the sixth anniversary of their issuance, the liquidation value of each share of preferred stock, which includes any accrued and unpaid dividends, will increase to $4,570 if stockholders have approved Proposal 3 and either Proposal 4 or Proposal 5, or $9,140 if stockholders have not approved Proposal 3 and either Proposal 4 or Proposal 5 by that date. In addition, from and after March 19, 2008, the conversion price of the preferred stock will be the lesser of (1) the conversion price then in effect, as it may be further adjusted and (2) the greater of (x) 90% of the market price of the common stock on the date the preferred stock is converted and (y) $4.50, as it may be adjusted to reflect stock splits, stock dividends and other similar transactions. This conversion price is also subject to adjustment as described above if stockholder approval of Proposal 3 and either Proposal 4 or Proposal 5 has not been obtained by such date. Finally, from and after March 19, 2008, the dividend rate will increase to 15% per annum, regardless of whether stockholder approval is obtained. Thus, from March 19, 2008, until the redemption date of March 19, 2012, the preferred stock will accrue approximately $191.3 million of dividends if stockholder approval of Proposal 3 and either Proposal 4 or Proposal 5 has been obtained, or approximately $382.6 million of dividends if stockholder approval of Proposal 3 and either Proposal 4 or Proposal 5 has not been obtained. Such dividends, if not paid in cash, will result in a significant increase in the number of shares of common stock issuable upon conversion of the preferred stock.

As a result of these adjustments to the liquidation value, the conversion price and the dividend rate, the holders of common stock will experience additional dilution to their ownership interest in our common stock. The following table illustrates the dilution that will occur to the holders of the common stock at the maturity date of the preferred stock if stockholders approve Proposal 3 and either Proposal 4 or

Proposal 5 and if stockholders do not approve Proposal 3 and either Proposal 4 or Proposal 5 by such date:

                                      COMMON STOCKHOLDERS      PREFERRED STOCKHOLDERS
                                    -----------------------   ------------------------
                                                               SHARES OF
                                     SHARES OF                COMMON STOCK
                                      COMMON       PERCENT      ON AN AS      PERCENT
                                       STOCK      OF VOTING    CONVERTED     OF VOTING
                                    OUTSTANDING     POWER        BASIS         POWER        TOTAL
                                    -----------   ---------   ------------   ---------   -----------
With stockholder approval of
Proposal 3 and either Proposal 4
or Proposal 5
  90% of market price > $7.61       31,910,325      36.0%      56,762,322      64.0%      88,672,647
  90% of market price < $4.50       31,910,325      25.2%      94,885,617      74.8%     126,795,942
Without stockholder approval of
Proposal 3 and either Proposal 4
or Proposal 5
  90% of market price > $7.61       31,910,325      12.5%     223,849,290      87.5%     255,759,615
  90% of market price < $4.50       31,910,325       7.8%     376,342,466      92.2%     408,252,791

The foregoing table assumes (i) no defaults under the preferred stock have occurred, (ii) the warrants are fully exercised, (iii) there have been no antidilution adjustments to the initial $7.61 conversion price, (iv) no preferred stock has been converted or redeemed, (v) no cash dividends have been paid, (vi) no additional shares of common stock or securities convertible into or exercisable for common stock have been issued and (vii) no sale of the company or change of control has occurred.

DO THE TERMS OF THE PREFERRED STOCK HAVE ANY ACCOUNTING IMPLICATIONS?

Yes. First, the amount that must be paid to the preferred stockholders, who, by definition, are paid ahead of the common stockholders, must be accounted for periodically on our balance sheet and in calculating earnings per share, which will adversely affect earnings per share available to common stockholders. Second, certain features of the preferred stock must be accounted for as embedded derivatives, which require mark to market accounting, potentially resulting in significant swings in our net income and earnings per share.

This accounting treatment could change in the future if, for example, the accounting rules were to change or the terms of the preferred stock were amended to remove the maturity date. In addition, the negative effect to our earnings per share calculation would not be as great if we receive stockholder approval of Proposal 3 and either Proposal 4 or Proposal 5 because, if such approval is received, a lower amount will be paid to the preferred stockholders.

IS THE EFFECTIVENESS OF ANY PROPOSAL CONTINGENT UPON THE APPROVAL OF ANOTHER PROPOSAL?

Yes. If Proposals 3, 4 and 5 are approved, then we will file an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares only to 155 million, as contemplated by Proposal 4, and we will disregard the approval of Proposal 5. If Proposal 3 is not approved, but Proposals 4 and 5 are approved, then we will file an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares to 435 million, as contemplated by Proposal 5, and we will disregard the approval of Proposal 4. Regardless of whether or not Proposal 3 is approved, if either Proposal 4 or Proposal 5 is approved, but not both, we will file an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares to the number set forth in the proposal that is approved.

In addition, as discussed above, the dividend rate and the conversion price of the preferred stock and the exercise price of the warrants depend on whether both Proposal 3 and either Proposal 4 or Proposal 5 are approved. If stockholder approval of Proposal 3 and either Proposal 4 or Proposal 5 is not obtained at the annual meeting, we intend to resubmit these proposals at the every subsequent annual meeting of stockholders until these proposals are approved.

ARE THERE ANY LIMITS ON THE CONVERSION RIGHTS OF THE PREFERRED STOCK AND EXERCISE RIGHTS OF THE WARRANTS?

Yes. So long as our common stock is listed on the NYSE, until we receive stockholder approval of Proposal 3, no holder of preferred stock may convert any shares of preferred stock and no warrant holder may exercise any warrants to the extent that, after giving effect to such conversion or exercise, the aggregate number of shares of common stock issued upon conversion of the preferred stock and exercise of the warrants since March 19, 2002, would exceed 6,378,874 shares of common stock (adjusted for stock splits and similar transactions), which is equal to 19.99% of the number of shares of common stock outstanding on March 18, 2002 (the day before the issuance of the preferred stock and warrants). In addition, so long as any of our 10 3/8% senior subordinated notes or our 11 7/8% senior secured notes are outstanding, no holder or group of holders of preferred stock may convert shares of preferred stock and no warrant holder or group of holders may exercise any warrants to the extent that, after giving effect to such conversion or exercise, any such holder or group of holders would be entitled to direct the votes with respect to in excess of 35% of the aggregate votes of our aggregate voting equity interests (as defined in the indentures governing such notes).

ARE THERE ANY LIMITS ON THE VOTING RIGHTS OF THE PREFERRED STOCK?

Yes. Each share of preferred stock is entitled to one vote for each share of common stock issuable upon conversion of the preferred stock. Thus, if a share of preferred stock were convertible into 150 shares of common stock, that share of preferred stock would be entitled to 150 votes. But for the limitation described below, the preferred stock would currently be entitled to cast 6,570,302 votes. However, so long as our common stock is listed on the NYSE, until we receive stockholder approval of Proposal 3, the holders of preferred stock may only cast a total of up to 6,378,874 votes (adjusted for stock splits and similar transactions), which is 19.99% of the number of shares of our common stock outstanding on March 18, 2002 (the day before the issuance of the preferred stock and warrants). In addition, so long as any of our 10 3/8% senior subordinated notes or our 11 7/8% senior secured notes are outstanding, the aggregate number of votes that any holder of preferred stock is entitled to vote with respect to their preferred stock may not exceed (1) 35% of the aggregate votes of our aggregate voting equity interests (as defined in the indentures governing such notes) less (2) the voting rights of any common stock owned by such preferred stock holder. The warrants do not have voting rights.

PROPOSAL TO APPROVE THE ISSUANCE OF OUR COMMON STOCK UPON CONVERSION OF THE PREFERRED STOCK AND EXERCISE OF THE WARRANTS (PROPOSAL 3)

WHAT ARE WE ASKING YOU TO APPROVE?

We are asking you to approve the issuance of our common stock upon conversion of the preferred stock and the exercise of the warrants without the 19.99% limitation described above. As described above, but for this limitation, the conversion of the 50,000 shares of preferred stock and the exercise of the 1,600,000 warrants would currently result in the issuance of an aggregate of approximately 8,170,302 shares of our common stock, equal to approximately 25.6% of our common stock outstanding on March 18, 2002, the day before the preferred stock and warrants were issued. Stockholder approval of Proposal 3 is required by the New York Stock Exchange listing rules to remove this limitation. In addition, stockholder approval of Proposal 3 will remove the 19.99% limitation on the voting rights of the holders of preferred stock.

WHAT ARE THE PRINCIPAL TERMS OF THE PREFERRED STOCK?

  LIQUIDATION PREFERENCE.

Upon our liquidation, dissolution or winding up, each holder of preferred stock will be entitled to be paid in cash, before any distribution or payment is made on our common stock, an amount per share equal to the greater of:

     - the liquidation value of such share, as described below, plus accrued and unpaid dividends (the "liquidation preference"),

     - the amount that the holder would be entitled to receive in connection with a liquidation event had such holder converted the preferred stock, without regard to the 19.99% and 35% conversion limits described above, into shares of our common stock immediately prior to such liquidation event, and

     - the product of the number of shares of common stock into which such share is convertible, without regard to the 19.99% and 35% conversion limits described above, immediately prior to the liquidation event and the applicable minimum share price, as described in "Redemption" below, as of the date of such liquidation event.

The initial liquidation value per share of the preferred stock is $1,000. If the preferred stock is not converted or redeemed prior to March 19, 2008, the liquidation value per share will increase to $4,570 if stockholder approval of Proposal 3 and either Proposal 4 or Proposal 5 has been obtained as of such date or $9,140 if such approval has not been obtained. In the event of a sale of the company or a change of control of the company (as defined in our indentures governing our 10 3/8% senior subordinated notes and 11 7/8% senior secured notes), unless a holder of the preferred stock requires us to redeem its shares as described below, such holder may require us to pay it the full liquidation preference of its preferred stock, subject to our satisfaction of our obligations under the indentures governing our 10 3/8% senior subordinated notes and 11 7/8% senior secured notes.

  DIVIDENDS.

From the date of issuance until March 19, 2008, the dividends on the preferred stock will accrue daily on the sum of the then applicable liquidation value of the preferred stock and the accrued dividends thereon at an annual rate of 7% per annum unless, at any time during such period, stockholder approval of Proposal 3 and either Proposal 4 or Proposal 5 has been obtained. The dividend rate will decrease to 5% per annum upon receipt of such stockholder approval. The dividend rate will decrease to 5% per annum retroactive to the date of issuance of the preferred stock, to the extent of any preferred stock still outstanding, if we obtain stockholder approval of these proposals by September 19, 2002. Otherwise, the reduced dividend will only apply from and after the date such approval is obtained. From and after March 18, 2008, the dividends will accrue at a rate of 15% per annum.

Dividends are payable semi-annually in cash only if declared by our Board of Directors and approved by the holders of no less than 75% of the preferred stock then outstanding. The provisions of our debt instruments limit our ability to pay dividends in cash, and we have no present intention to pay cash dividends on the preferred stock.

Upon the occurrence of certain triggering events, the dividend rate increases by one percentage point, with further one percentage point increases per quarter up to a maximum increase of five percentage points if any such event is continuing. The triggering events include:

     - failure to pay the liquidation preference or any cash dividends, to the extent declared, when due;

     - failure to comply with certain specified covenants and obligations contained in the preferred stock certificate of designations or purchase agreement;

     - failure to comply with certain specified covenants and obligations contained in the preferred stock certificate of designations or purchase agreement and such failure is not cured within 90 days;

     - any representation or warranty in the preferred stock purchase agreement is proven to be false or incorrect in any material respect;

     - any default that results in the acceleration of indebtedness, where the principal amount of such indebtedness, when added to the principal amount of all other indebtedness then in default, exceeds $5.0 million or final judgments for the payment of money aggregating more than $1.0 million (net of insurance proceeds) are entered against us and are not discharged, dismissed, or stayed pending appeal within 90 days after entry; and

     - we initiate or consent to proceedings under any applicable bankruptcy, insolvency, composition, or other similar laws or make a conveyance or assignment for the benefit of our creditors generally or any holders of any lien takes possession of, or a receiver, administrator, or other similar officer is appointed for, all or substantially all of our properties, assets or revenues and is not discharged within 90 days.

  CONVERSION.

Each share of preferred stock is convertible at any time at the holder's option into a number of shares of our common stock computed by multiplying the number of shares of preferred stock to be converted by the liquidation value of such shares (currently $1,000), plus accrued but unpaid dividends thereon, divided by the conversion price. The conversion price for the preferred stock initially is $7.61, subject to certain anti-dilution adjustments described in the immediately following paragraph.

Adjustments will be made to the conversion price if dilutive events specified in the certificate of designations for the preferred stock occur before the conversion of the preferred stock. These events include stock splits, stock dividends and sales of common stock or securities convertible into common stock at prices lower than either the conversion price of the preferred stock or the volume weighted average closing share price of our common stock for the preceding 30 trading days. If any of these events occur, the maximum number of shares of common stock issuable upon conversion of the preferred stock would increase, subject to the limitations described herein.

The conversion price of the preferred stock will not be adjusted for an issuance of common stock, regardless of the sales price, in the following circumstances:

     - subject to certain limits, related to the granting of common stock or options to purchase common stock to our employees pursuant to our stock option plans or the exercise of currently outstanding options;

     - upon conversion of the preferred stock;

     - upon exercise of the warrants;

     - in certain situations, for consideration other than cash;

     - subject to certain limits, to a bank or similar financial institution in connection with a loan or other indebtedness for borrowed money; or

     - pursuant to an underwritten offering but only if the sale price is greater than the conversion price then in effect.

If we do not obtain stockholder approval of Proposal 3 and either Proposal 4 or Proposal 5 on or prior to June 28, 2002, the conversion price will be automatically reduced by 20%. Thereafter, until we obtain such approval, every 90 days the conversion price will be reduced by 20% of the conversion price then in effect. In no event will the conversion price reduction related to the failure to timely obtain these stockholder approvals exceed 50% of the conversion price that would have been in effect had we not failed to obtain these stockholder approvals by June 28, 2002. Upon our receipt of stockholder approval of these proposals, the conversion price will be readjusted as if no adjustments for failure to timely obtain such stockholder approval had occurred.

In addition, if we fail to comply with specific covenants contained in the agreement pursuant to which we sold the preferred stock and warrants, the conversion price of the preferred stock will be reduced by $0.76 (adjusted for stock splits and similar transactions). The conversion price will readjust to what it would have been absent such breach (to the extent of any shares of preferred stock still outstanding) once the breach is cured. In addition, no such reduction to the conversion price will be made at any time that representatives of the holders of preferred stock constitute a majority of the Board of Directors. We currently intend to appoint representatives of the holders of preferred stock to a majority of the Board seats to avoid this reduction in the conversion price.

Finally, if our leverage ratio exceeds 7.5 to 1.0 for any quarterly period beginning with the quarterly period ending on December 31, 2002, and such leverage ratio remains in excess of 7.5 to 1.0 for a period of 90 days, the conversion price of the preferred stock will be reduced by $0.76 (adjusted for stock splits and similar transactions). The leverage ratio means the ratio of
(1) consolidated senior securities, defined as debt less cash balances in excess of $5.0 million plus the accreted value of the preferred stock, to (2) earnings before interest, taxes, depreciation and amortization, or EBITDA. Thereafter, until the leverage ratio reduces below 7.5 to 1.0, every 90 days the conversion price will be reduced by another $0.76 (adjusted for stock splits and similar transactions), subject to a maximum reduction not to exceed $3.80 (adjusted for stock splits and similar transactions). The conversion price will readjust to what it would have been absent such event (to the extent of any shares of preferred stock still outstanding) once the leverage ratio reduces below 7.5 to
1.0. In addition, no such reduction to the conversion price will be made at any time that representatives of the holders of preferred stock constitute a majority of the Board of Directors. We currently intend to appoint representatives of the holders of preferred stock to a majority of the Board seats to avoid this reduction in the conversion price.

We may require the holders to convert the preferred stock into common stock at any time provided that:

     - no triggering event, as described in "Dividends" above or "Registration Rights" below, has occurred and is continuing, and stockholder approval of Proposal 3 and either Proposal 4 or Proposal 5 has been obtained;

     - the proposed conversion would not occur within 30 days of any period during which trading by our officers or directors is restricted by our policies or within 90 days of another conversion at our option;

     - the volume weighted average closing share price of our common stock for the preceding 30 trading days is equal to or greater than the applicable minimum share price, as set forth in "Redemption" below;

     - the aggregate number of shares of our common stock issued upon conversion of the preferred stock at our election during any period of 12 consecutive weeks does not exceed 15% of the aggregate volume of our shares traded on the New York Stock Exchange during the 12 week period ended on the Saturday immediately preceding the notice date; and

     - the aggregate number of shares of preferred stock converted at any one time does not exceed 12,500 shares (adjusted for stock splits and similar transactions).

  REDEMPTION.

We may redeem the preferred stock at any time, in whole or in part, provided that the redemption price is equal to the amount the holders of preferred stock would receive on an as-converted basis assuming a common stock share price equal to the greater of the volume weighted average closing share price of our common stock for the preceding 30 trading days and the applicable minimum share price derived from the following schedule (as the same may be adjusted for stock splits and similar transactions):

If being redeemed prior to the third anniversary              $15.18
If being redeemed after the third, but before the fourth
  anniversary                                                 $17.51
If being redeemed after the fourth, but before the fifth
  anniversary                                                 $19.31
If being redeemed after the fifth, but before the sixth
  anniversary                                                 $23.26

In the event of a sale of the company or a change of control of the company (as defined in our indentures governing our 10 3/8% senior subordinated notes and 11 7/8% senior secured notes), any holder of preferred stock may require us to pay it the full redemption price as determined above for its preferred stock, subject to our satisfaction of our obligations under the indentures governing our 10 3/8% senior subordinated notes and 11 7/8% senior secured notes.

WHAT OTHER RIGHTS OR LIMITATIONS DO HOLDERS OF PREFERRED STOCK HAVE?

  BOARD REPRESENTATION.

The terms of the convertible preferred stock entitle the holders thereof initially to three Board seats. However, at such time as the holders of convertible preferred stock cease to hold shares of convertible preferred stock having an aggregate liquidation preference of at least $25 million, they will lose the right to appoint the director for one of these three Board seats.

Upon the occurrence of the following events, the holders of a majority of the convertible preferred stock may nominate two additional members to our Board of Directors and, if such triggering events have not been cured or waived prior to the end of the next succeeding quarter, may appoint one less than a minimum majority of our Board of Directors:

     - Failure to comply with certain specified covenants and obligations contained in the convertible preferred stock certificate of designations or purchase agreement and such failure is not cured within 90 days;

     - Any representation or warranty in the convertible preferred stock purchase agreement is proven to be false or incorrect in any material respect; and

     - Any default that results in the acceleration of indebtedness, where the principal amount of such indebtedness, when added to the principal amount of all other indebtedness then in default, exceeds $5 million or final judgments for the payment of money aggregating more than $1 million (net of insurance proceeds) are entered against us and are not discharged, dismissed, or stayed pending appeal within 90 days after entry.

Upon the occurrence of the following events, the holders of a majority of the convertible preferred stock may appoint one less than a minimum majority of our Board of Directors:

     - Failure to pay the liquidation preference or any cash dividends, to the extent declared, when due; and

     - Failure to comply with certain specified covenants and obligations contained in the convertible preferred stock certificate of designations or purchase agreement.

Upon the occurrence of the following event, the holders of a majority of the convertible preferred stock may appoint a minimum majority of our Board of
Directors:

     - We initiate or consent to proceedings under any applicable bankruptcy, insolvency, composition, or other similar laws or make a conveyance or assignment for the benefit of our creditors generally or any holders of any lien takes possession of, or a receiver, administrator, or other similar officer is appointed for, all or substantially all of our properties, assets or revenues and is not discharged within 90 days.

On March 19, 2008, the holders of a majority of the convertible preferred stock then outstanding, if they meet the threshold described in the following paragraph, will be entitled to appoint one less than a minimum majority of our Board of Directors, subject to the right to appoint a minimum majority of our Board of Directors as described in the immediately preceding paragraph.

At such time as the holders of convertible preferred stock cease to hold shares of convertible preferred stock having an aggregate liquidation preference of at least $10 million and such holders' beneficial ownership of our convertible preferred stock and common stock constitutes less than 5% of the aggregate voting power of our voting securities, the holders of convertible preferred stock will no longer have the right to any directors.

We have also granted the holders of the preferred stock the right to have representatives attend meetings of the Board of Directors until such time as they no longer own any preferred stock, warrants or shares of common stock issued upon conversion of the preferred stock and exercise of the warrants.

  VOTING RIGHTS.

Subject to the 19.99% and 35% voting limitations described above, the holders of the preferred stock are entitled to vote on all matters submitted to the vote of our stockholders, voting as a single class with the common stockholders on an as-converted basis. In addition, we may not, without the affirmative vote of the holders of not less than 75% of the preferred stock then outstanding:

     - amend, modify, restate, or repeal our certificate of incorporation or bylaws in any way that would alter the rights of the preferred stock or create any new class of capital stock having rights senior to or on parity with the preferred stock;

     - authorize or issue any new or existing class of capital stock or any security convertible into or exchangeable for, or having rights to purchase, any shares of our stock having any preference or priority senior to or on parity with the preferred stock;

     - increase or decrease the authorized number of shares of preferred stock;

     - reclassify our capital stock into shares having any preference or priority senior to or on parity with any preference or priority of the preferred stock;

     - pay or declare any dividend on any shares of our capital stock (other than dividends on our common stock payable in additional shares of our common stock) or apply any of our assets to the redemption, retirement, purchase, or acquisition, directly or indirectly, of any shares of our capital stock, other than redemptions of the preferred stock and certain repurchases of shares of common stock from our current or former employees pursuant to contractual rights; or

     - increase the size of our Board of Directors to more than 12 directors, other than as may be required to satisfy the rights of the preferred stock described above. (The holders of the preferred stock have waived this limit until the 2002 annual meeting of stockholders.)

  COVENANTS.

Without the prior approval of the holders of a majority of the shares of preferred stock then outstanding we may not:

     - use the proceeds from the sale of the preferred stock and warrants other than to refinance our credit facility and for general corporate purposes;

     - make any restricted payment or restricted investment unless our leverage ratio is less than 6.0 to 1.0 and such restricted payment or restricted investment would otherwise be permitted under the indenture governing the 10 3/8% senior subordinated notes after the application of a deemed restricted payment in an amount equal to the aggregate liquidation value of the preferred stock then outstanding;

     - enter into any agreement (or amend or modify the terms of any existing agreement), other than our credit facility, the indentures governing the 10 3/8% senior subordinated notes and 11 7/8% senior secured notes, or any refinancing thereof to the extent the terms of such refinancing are not more restrictive than the credit facility or indentures, as applicable, which by its terms would restrict our ability to comply with the agreements related to the preferred stock;

     - prior to the sixth anniversary of the issuance date, sell any of our assets, including the capital stock of our subsidiaries, unless such sale is in the ordinary course of business, does not exceed 5% of our total assets or EBITDA or, in the case of a sale of the capital stock of our subsidiaries, is between us or any of our wholly owned subsidiaries and another of our wholly owned subsidiaries;

     - prior to the sixth anniversary of the issuance date, enter into any agreement with any affiliate (other than certain permitted affiliate transactions), unless such affiliate transaction is determined by a majority of our Board of Directors to be fair, reasonable and no less favorable to us than could have been obtained in an arm's length transaction with a non-affiliate and is approved by a majority of the disinterested members of our Board of Directors;

     - materially alter our principal line of business or engage in any business unless such business is reasonably related to our principal line of business;

     - grant any options to purchase our common stock or securities convertible into or exchangeable for shares of our common stock, other than options or securities granted pursuant to a stock option plan having an exercise price equal to or greater than the market value of our common stock on the date of such grant and accounting for, either individually or in the aggregate, not more than 15% of our outstanding common stock determined as of the day before the closing on a fully diluted, as-converted basis; or

     - from and after the annual meeting of stockholders, increase the size of our Board of Directors (other than as may be required to satisfy the rights of the preferred stock described above) to greater than 12 directors.

From and after the sixth anniversary of the issuance date, in addition to any of the actions described in the first, second, third, sixth, seventh and eighth bullet points above, we may not, without the prior approval of the holders of a majority of the shares of preferred stock then outstanding:

     - sell any of our assets, including the capital stock of our subsidiaries;

     - enter into any agreement with any affiliate;

     - incur or permit to exist any indebtedness other than indebtedness existing as of such date and indebtedness incurred thereafter under the revolving credit facility in the ordinary course of business to provide for our working capital needs;

     - acquire (by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of) any business, corporation, other business organization, or division thereof or otherwise acquire any material assets (other than inventory or other assets to be sold in the ordinary course of business); and

     - hire or terminate any of our executive officers or modify or alter in any way the employment terms relating to any of our executive officers.

In addition, the terms of the preferred stock require that we maintain a ratio of consolidated senior securities, defined as debt less cash balances in excess of $5.0 million plus the accreted value of the preferred stock, to EBITDA of 7.5 to 1.0 for the twelve month period ending on the last day of December, March, June, and September of each year beginning with the twelve month period ending on December 31, 2002.

  SALES RIGHTS.

If, beginning with the quarterly period ending on December 31, 2002, our leverage ratio, as described above, exceeds 7.5 to 1.0 for four consecutive fiscal quarters, then the holders of a majority of the preferred stock have the right to cause us to seek a buyer for all of our assets or all of our issued and outstanding capital stock. The holders of preferred stock will not have this right if their representatives constitute a majority of the Board of Directors. We currently intend to appoint representatives of the holders of preferred stock to a majority of the Board seats to avoid their having this right.

  PREEMPTIVE RIGHTS.

Subject to specified limitations, the holders of the preferred stock may participate in our future issuances of equity securities, options or rights to acquire equity securities, or any securities convertible or exchangeable for equity securities.

  REGISTRATION RIGHTS.

The agreements regarding the preferred stock provide that we will file a shelf registration statement with the SEC covering the common stock issued or issuable upon conversion of the preferred stock and exercise of the warrants on or before May 3, 2002, and use our reasonable best efforts to have the registration statement declared effective by the SEC as soon as possible, but in any event not later than June 17, 2002. If the registration statement is not filed on or before May 3, 2002, is not declared effective by June 17, 2002, or ceases to be effective at any time prior to the sale of all of the common stock covered by that registration statement, the dividend rate will increase by one percentage point. The registration statement was filed with the SEC on April 12, 2002.

  INDEMNIFICATION RIGHTS.

We have agreed to indemnify the holders of the preferred stock for any losses suffered by them as a result of a breach of a warranty, representation, promise, agreement or covenant relating to their purchase of the preferred stock and warrants or the execution, delivery, performance or enforcement of the documents relating to such purchase.

  LIMITATIONS ON THE RIGHTS OF THE HOLDERS TO CONVERT, EXERCISE, VOTE OR SELL.

The rights of each holder of preferred stock and the related warrants to convert its shares of preferred stock, exercise its warrants, or sell shares of its common stock acquired pursuant to any conversion or exercise are subject to certain limitations, including:

     - Until the stockholder approval of Proposal 3 and either Proposal 4 or Proposal 5 is obtained and so long as our common stock is listed on the New York Stock Exchange, the holders of preferred stock and warrants may not convert their preferred stock or exercise their warrants into more than an aggregate of 19.99% of our common stock outstanding as of March 18, 2002 (the day before the issuance of the preferred stock and warrants), or 6,378,874 shares of common stock (adjusted for stock splits and similar transactions). The holders of the preferred stock are similarly limited to an aggregate of 19.99% of the voting power outstanding as of March 18, 2002 (the day before the issuance of the preferred stock and warrants) with respect to such preferred stock or common stock issued upon exercise of the warrants.

     - So long as any of our 10 3/8% senior subordinated notes or 11 7/8% senior secured notes are outstanding, no holder of preferred stock or warrants may convert its preferred stock or exercise its warrants to the extent that, after giving effect to such conversion or exercise, such holder of preferred stock, individually or collectively with all other holders of preferred stock are entitled to direct the votes with respect to an excess of 35% of the aggregate voting equity interests. Collectively, the holders of the preferred stock and warrants are similarly limited to 35% of the aggregate voting power outstanding.

     - Until the stockholder approval of Proposal 3 and either Proposal 4 or Proposal 5 is obtained, if any holder of preferred stock or warrants intends to convert its preferred stock or exercise its warrants, the holder must notify the other holders of preferred stock or warrants of such intention. The other holders may then elect to participate on a pro rata basis in such conversion or exercise, based on the number of shares of preferred stock or warrants held by the holder electing to participate in such conversion or exercise.

     - If any holder of preferred stock or warrants intends to convert its preferred stock, intends to exercise its warrants or intends to sell in a public sale any shares of common stock acquired through such conversion or exercise to one or more third parties when the market price of the common stock is below the applicable prices listed on the schedule set forth under "Redemption" above, the holder must notify each of the other holders of preferred stock or warrants of such intention. The other holders may then elect to participate, on a pro rata basis, in such conversion, exercise or sale based on the number of shares of common stock held by the holders electing to participate in such conversion, exercise or sale.

     - The purchasers of the preferred stock have agreed among themselves that if they intend to sell more than 10,000 shares of preferred stock (adjusted for stock splits and similar transactions) to one or more third parties, the party intending such a sale must notify the other holders of preferred stock of such intention. Upon receipt of such notice, the other holders may then elect to participate, on identical terms and on a pro rata basis, in such sale based on the number of shares of preferred stock held by the holders electing to participate in such sale.

WHO ARE THE HOLDERS OF THE SERIES B PREFERRED STOCK?

ABRY Mezzanine Partners L.P., ABACUS Master Fund, Ltd., Sandler Capital Partners V, L.P., Sandler Capital Partners V FTE, L.P., and Sandler Capital Partners V Germany, L.P. The principal business of each of the holders of the preferred stock is to make investments in common and preferred stock and other interests in business organizations, domestic or foreign, with the principal objective of appreciation of capital invested.

ARE THERE ANY MATERIAL TAX CONSEQUENCES TO PENTON OF THE PREFERRED STOCK CONVERSION?

No. Because the conversion of the preferred stock into our common stock is not deemed a taxable event to us, the conversion of preferred stock into common stock will not result in any material adverse tax consequences to us.

DO THE TERMS OF THE PREFERRED STOCK HAVE ANTI-TAKEOVER IMPLICATIONS?

The holders of preferred stock have the right to elect three directors to our Board of Directors. In addition, as described above, upon the happening of certain events, the holders of preferred stock have the right to designate up to one less than a minimum majority of our Board of Directors. Finally, if we were to file for bankruptcy protection, the holders of preferred stock would have the right to designate a majority of the Board of Directors. In the event of a sale of the company or a change of control of the company (as defined in the indentures governing our 10 3/8% senior subordinated notes and 11 7/8% senior secured notes), the holders of preferred stock will have the right to require us to purchase all of such holder's preferred stock for a cash purchase price equal to the liquidation preference as described above, subject to our satisfaction of our obligations under the indentures governing our 10 3/8% senior subordinated notes and 11 7/8% senior secured notes. As a result of these provisions, as well as the voting power of the holders of the preferred stock, it would be very difficult for another party to successfully acquire Penton without the concurrence of the holders of a majority of the shares of preferred stock then outstanding.

WHAT ARE THE PRINCIPAL TERMS OF THE WARRANTS?

In connection with the sale of the preferred stock, we issued warrants to purchase 1.6 million shares of our common stock at an initial exercise price of $7.61 per share. The warrants are subject to anti-dilution and other adjustments and restrictions on exercise that mirror those applicable to the preferred stock. The warrants are immediately exercisable and expire 10 years after issuance.

WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF VOTING FOR PROPOSAL 3?

The terms of the preferred stock are more advantageous to us upon receiving stockholder approval of Proposal 3 and either Proposal 4 or Proposal 5 for the following reasons:

     - The dividend rate on the preferred stock will be fixed at 5% per annum for the first six years rather than the higher dividend rate of 7% per annum payable if stockholder approval is not obtained. The lower dividend rate will result in less cash being used to pay dividends and/or fewer shares of common stock being issued upon conversion of the preferred stock, which will result in less dilution to holders of common stock.

     - The conversion price of the preferred stock and the exercise price of the warrants will remain at the higher price and will not be reduced as a result of the failure to receive stockholder approval. A higher conversion price and exercise price will result in fewer shares of common stock being issued upon conversion of the preferred stock and exercise of the warrants, which will result in less dilution to holders of common stock.

     - If any preferred stock remains outstanding on March 19, 2008, the liquidation value of the preferred stock will increase only to $4,570 per share rather than $9,140 per share. A lower liquidation value will result in fewer shares of common stock being issued upon conversion of the preferred stock, which will result in less dilution to the holders of common stock.

     - We may require the holders of preferred stock to convert their preferred stock into common stock provided that certain conditions are met, including receiving stockholder approval of Proposal 3 and either Proposal 4 or Proposal 5. See the discussion entitled "Conversion" above. This ability to force conversion gives us the opportunity, should all of the conditions to forced conversion be met, to reduce the number of shares of preferred stock that would be outstanding on March 19, 2008. This reduction will result in fewer shares of preferred stock having an increased liquidation preference as discussed in the immediately preceding bullet point, which will result in less dilution to the holders of common stock.

     - You will receive more money upon a sale, change in control or liquidation of the company. Upon the happening of any of these events, the holders of the preferred stock are entitled to elect between receiving the liquidation preference of their preferred stock plus accrued dividends or having their preferred stock redeemed. A higher liquidation preference and a higher dividend rate will result in a larger payment being made to the holders of the preferred stock should they elect to receive the liquidation preference plus accrued dividends. If the holders of preferred stock elect to have their preferred stock redeemed, they would be entitled to a payment equal to the number of shares of common stock into which the preferred stock is convertible times the applicable share minimum price. See the discussion entitled "Redemption" above. A higher liquidation preference, a higher dividend rate and a lower conversion price will result in the holders of preferred stock being entitled to convert into a larger number of shares of common stock, which would also result in a higher payment being made to the holders of preferred stock should they elect to have their preferred stock redeemed. In each case, a higher payment being made to the preferred stock holders would result in a lower payment being made to the common stock holders in these events and vice versa.

     - The negative effect to our earnings per share calculation will be less because the amount that must be paid to the preferred stockholders will be lower. See "Do the terms of the preferred stock have any accounting implications?" in the General Discussion of Proposals 3 Through 7, above.

If you approve Proposal 3, however, the current 6,378,874 limit on (1) the number of shares issuable upon conversion of the preferred stock and exercise of the warrants and (2) the number of votes to which the holders of preferred are entitled will no longer apply. Currently, the holders of preferred stock and warrants would be entitled to receive approximately 8,170,302 shares of common stock upon conversion of the preferred stock and exercise of the warrants without this cap. In addition, the holders of preferred stock would currently be entitled to 6,570,302 votes without this cap.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO PROPOSAL 3?

THE BOARD OF DIRECTORS HAS APPROVED THE ISSUANCE OF THE COMMON STOCK UPON CONVERSION OF THE PREFERRED STOCK AND EXERCISE OF THE WARRANTS. THE BOARD BELIEVES THAT PROPOSAL 3 IS IN THE BEST INTERESTS OF PENTON AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PROPOSAL 3.

WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL 3?

The affirmative vote by a majority of the votes cast on this Proposal 3 is required to approve this Proposal 3. For this purpose, the holders of at least a majority in interest of all our outstanding common stock entitled to vote on this Proposal 3 must vote on this Proposal 3. The holders of preferred stock are not entitled to vote on this Proposal 3.

Under applicable Delaware law, in determining whether this Proposal 3 has received the requisite number of affirmative votes, abstentions will be counted in tabulating the votes cast and, therefore, will have the same effect as a vote against this Proposal 3. Broker non-votes will not be counted in tabulating votes cast. Consequently, while broker non-votes do not have the effect of a vote against this Proposal 3, they can negatively affect the vote on this Proposal 3 if their failure to be counted results in less than a majority of all our outstanding common stock being voted on this Proposal 3.

PROPOSAL TO ADOPT AN AMENDMENT TO PENTON'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 155 MILLION IF PROPOSAL 3 IS APPROVED (PROPOSAL 4)

WHAT ARE WE ASKING YOU TO APPROVE?

You are being asked to adopt an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 60 million to 155 million if you also approve Proposal 3. This proposal to increase our authorized common stock would be accomplished by amending Section
4.1 of our Restated Certificate of Incorporation as follows:

        "4.1 Capital Stock. The total number of shares of stock which the Corporation has authority to issue is One Hundred Fifty Seven Million (157,000,000), consisting of Two Million (2,000,000) shares of Preferred Stock, par value $.01 per share, and One Hundred Fifty Five Million (155,000,000) shares of Common Stock, par value $.01 per share."

If you approve Proposals 3, 4 and 5, we will disregard the approval of Proposal 5 and file an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 155 million as contemplated by this Proposal 4. If you approve Proposals 4 and 5 but do not approve Proposal 3, we will disregard the approval of this Proposal 4 and file an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 435 million, as contemplated by Proposal 5.

WHY ARE WE ASKING FOR THIS AMENDMENT?

The holders of preferred stock have required that we reserve enough shares of our common stock to issue upon conversion of the preferred stock and exercise of the warrants as if the maximum number of shares of common stock that may be issued pursuant to the terms of the preferred stock and warrants will be issued. As discussed above, assuming (i) no anti-dilution adjustments, (ii) that all of the preferred stock is still outstanding on the maturity date, (iii) that no dividends have been paid in cash on the preferred stock, (iv) that the market price of the common stock is less than $4.50 on the maturity date, (v) no additional shares of common stock or securities convertible into or exercisable for common stock have been issued and (vi) no sale of the company or change of control has occurred, the maximum number of shares of common stock that may be issued upon conversion of the preferred stock and exercise of the warrants if stockholders approve Proposal 3 and either this Proposal 4 or Proposal 5 is approximately 95 million shares.

We currently have 31,910,325 shares of common stock outstanding, 5,916,872 shares of common stock reserved for issuance under our stock option plans and 39,430 shares of common stock are held in the treasury. Consequently, we have the ability to reserve only 22,172,803 shares of common stock for issuance upon conversion of the preferred stock and exercise of the warrants. Thus, we will need to authorize additional shares of our common stock in order to reserve additional shares of common stock to satisfy our obligations under the terms of the preferred stock and warrants.

If Proposals 3 and 4 are approved, depending on the level of our stock price, which affects the conversion price after the sixth anniversary, we could have between approximately 20 million and approximately 58 million more shares of common stock authorized than the maximum number we would need to issue upon conversion of the preferred stock and exercise of the warrants. If Proposals 3 and 5 are not approved, but this Proposal 4 is approved, we will not have enough shares authorized to issue upon conversion of the preferred stock and exercise of the warrants. In addition, the terms of the preferred stock will be less advantageous as described below.

Other than as described herein related to the issuance of common stock upon conversion of the preferred stock and exercise of the warrants, however, we have no present plan, understanding or agreement to issue or use the proposed additional shares of common stock. However, we believe the proposed increase in the number of available shares is important to provide needed flexibility to issue additional shares of common stock without the expense and delay associated with calling a special meeting of stockholders for such purpose. In addition to providing for enough shares of common stock for conversion of the preferred stock and exercise of the warrants, an increase in the authorized common stock will provide us with additional shares for possible equity financings, acquisitions, executive and employee stock plans and for other purposes.

WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF VOTING FOR PROPOSAL 4?

The terms of the preferred stock are more advantageous to us upon receiving stockholder approval of Proposal 3 and either Proposal 4 or Proposal 5 for the same reasons set forth in Proposal 3, discussed above.

One disadvantage in approving this Proposal 4 is that the issuance of additional shares of common stock would decrease existing common stockholders relative percentage ownership in our common stock. Authorized but unissued shares of our common stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate. Such action can be taken without further authorization from stockholders unless required by applicable laws or rules of the NYSE or any other exchange on which our common stock may be listed. If stockholders approve Proposal 3 and either Proposal 4 or Proposal 5 and all shares of preferred stock are converted or redeemed on or prior to March 18, 2008, the maximum number of shares of common stock issued upon conversion of the preferred stock and exercise of the warrants would be approximately 10.5 million shares. In that event, we could have 435 million shares of common stock authorized, but as little as 43 million shares outstanding.

In addition, while we are not aware of any current efforts to acquire control of us, it is possible that the additional shares could be issued as a means of preventing or discouraging an unsolicited change in control of us. The issuance of additional shares could be used to dilute the ownership of anyone seeking to gain control of us or could be placed with an entity opposed to a change in control.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO PROPOSAL 4?

THE BOARD OF DIRECTORS HAS APPROVED THE ADOPTION OF THIS AMENDMENT TO PENTON'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 155 MILLION IF PROPOSAL 3 IS ALSO APPROVED. THE BOARD BELIEVES THAT PROPOSAL 4 IS IN THE BEST INTERESTS OF PENTON AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PROPOSAL 4.

WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL 4?

The affirmative vote of the holders of a majority of our outstanding stock entitled to vote on this Proposal 4 is required to approve this Proposal 4. The holders of both our outstanding common stock and preferred stock are entitled to vote on this Proposal 4. Under applicable Delaware law, in determining whether this Proposal 4 has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and have the same effect as a vote against the proposal.

PROPOSAL TO ADOPT AN AMENDMENT TO PENTON'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 435 MILLION IF PROPOSAL 3 IS NOT APPROVED (PROPOSAL 5)

WHAT ARE WE ASKING YOU TO APPROVE?

You are being asked to adopt an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 60 million to 435 million if you do not also approve Proposal 3 and Proposal 4. This proposal to increase our authorized common stock would be accomplished by amending Section 4.1 of our Restated Certificate of Incorporation as follows:

        "4.1 Capital Stock. The total number of shares of stock which the Corporation has authority to issue is Four Hundred Thirty Seven Million (437,000,000), consisting of Two Million (2,000,000) shares of Preferred Stock, par value $.01 per share, and Four Hundred Thirty Five Million (435,000,000) shares of Common Stock, par value $.01 per share."

If you approve Proposals 3, 4 and 5, we will disregard the approval of this Proposal 5 and file an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 155 million as contemplated by Proposal 4. If you approve Proposals 4 and 5 but do not approve Proposal 3, we will disregard the approval of Proposal 4 and file an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 435 million, as contemplated by this Proposal 5.

WHY ARE WE ASKING FOR THIS AMENDMENT?

The holders of preferred stock have required that we reserve enough shares of our common stock to issue upon conversion of the preferred stock and exercise of the warrants as if the maximum number of shares of common stock that may be issued pursuant to the terms of the preferred stock and warrants will be issued. As discussed above, assuming (i) no anti-dilution adjustments, (ii) that all of the preferred stock is still outstanding on the maturity date, (iii) that no dividends have been paid in cash on the preferred stock, (iv) that the market price of the common stock is less than $4.50 on the maturity date, (v) no additional shares of common stock or securities convertible into or exercisable for common stock have been issued and (vi) no sale of the company or change of control has occurred, the maximum number of shares of common stock that may be issued upon conversion of the preferred stock and exercise of the warrants if stockholders do not approve Proposal 3 and either Proposal 4 or this Proposal 5 is approximately 376 million shares.

We currently have 31,910,325 shares of common stock outstanding, 5,916,872 shares of common stock reserved for issuance under our stock option plans and 39,430 shares of common stock are held in the treasury. Consequently, we have the ability to reserve only 22,172,803 shares of common stock for issuance upon conversion of the preferred stock and exercise of the warrants. Consequently, we will need to authorize additional shares of our common stock in order to reserve additional shares of common stock to satisfy our obligations under the terms of the preferred stock and warrants.

If Proposal 3 is not approved and this Proposal 5 is approved, depending on the level of our stock price, which affects the conversion price after the sixth anniversary, we could have between approximately 20 million and 172 million more shares of common stock authorized than the maximum number we would need to issue upon conversion of the preferred stock and exercise of the warrants. If Proposal 3 and this Proposal 5 are approved, but Proposal 4 is not approved, we could have between approximately 300 million and 340 million more shares of common stock authorized than the maximum number we would need to issue upon conversion of the preferred stock and exercise of the warrants.

Other than as described herein related to the issuance of common stock upon conversion of the preferred stock and exercise of the warrants, however, we have no present plan, understanding or agreement to issue or use the proposed additional shares of common stock. However, we believe the proposed increase in the number of available shares is important to provide needed flexibility to issue additional shares of common stock without the expense and delay associated with calling a special meeting of stockholders for such purpose. In addition to providing for enough shares of common stock for conversion of the preferred stock and exercise of the warrants, an increase in the authorized common stock will provide us with additional shares for possible equity financings, acquisitions, executive and employee stock plans and for other purposes.

WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF VOTING FOR PROPOSAL 5?

The advantages of voting for this Proposal 5 are the same as the advantages of voting for Proposal 3, discussed above. The disadvantages of voting for this Proposal 5 are the same as the disadvantages of voting for Proposal 4, discussed above.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO PROPOSAL 5?

THE BOARD OF DIRECTORS HAS APPROVED THE ADOPTION OF THIS AMENDMENT TO PENTON'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 435 MILLION IF YOU DO NOT APPROVE PROPOSAL 3 AND PROPOSAL 4. THE BOARD BELIEVES THAT PROPOSAL 5 IS IN THE BEST INTERESTS OF PENTON AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PROPOSAL 5.

WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL 5?

The affirmative vote of the holders of a majority of our outstanding stock entitled to vote on this Proposal 5 is required to approve this Proposal 5. The holders of both our outstanding common stock and preferred stock are entitled to vote on this Proposal 5. Under applicable Delaware law, in determining whether this Proposal 5 has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and have the same effect as a vote against the proposal.

PROPOSAL TO ADOPT AN AMENDMENT TO PENTON'S RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE PROVISION LIMITING THE NUMBER OF DIRECTORS TO THIRTEEN (PROPOSAL
6)

WHAT ARE WE ASKING YOU TO APPROVE?

You are being asked to adopt an amendment to Penton's Restated Certificate of Incorporation to remove the provision of Section 7.1 that limits the number of directors to thirteen. Currently, Section 7.1 of our charter provides that "under no circumstance shall the number of directors exceed thirteen (13)." This proposal to remove this limit would be accomplished by amending Section 7.1 of our Restated Certificate of Incorporation to delete this language.

WHY ARE WE SEEKING THIS AMENDMENT?

As discussed above, upon the happening of certain events, the holders of preferred stock have the right to designate up to a majority of the members to our Board of Directors. Currently, the only way they can exercise this right should it arise is for current members of the Board of Directors to resign. While four of our current directors have agreed to resign should the need arise in order to honor this obligation, we may desire instead to increase the size of the Board beyond thirteen members subject to the approval of the holders of our preferred stock.

In addition, the current limit is unusual for a publicly traded company. This provision was placed in our charter when we were spun off from Pittway Corporation in August 1998. At that time, approximately 24% of our outstanding common stock was owned by a related group of investors, which group constituted our single largest stockholder. This group also had representatives on our Board of Directors that constituted five of our eleven directors at the time.

Since August 1998, this group of investors has sold almost all of their Penton common stock. Currently, members of this group own less than 0.5% of our common stock. In addition, only two directors, Messrs. Harris and Schwartz, remain on our Board from the original five members who were affiliated with this group of stockholders. Consequently, we believe it is no longer appropriate to have this limit in our charter.

WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF VOTING FOR PROPOSAL 6?

The advantage of approving this proposal is that it provides greater flexibility to the Board of Directors in complying with its obligation to appoint additional designees of the holders of preferred stock to the Board of Directors. If you do not approve this proposal and the need should arise to appoint more designees of the preferred stock holders to the Board of Directors, current members of the Board of Directors would need to resign. Consequently, we would lose the valuable experience and expertise of the resigning directors. In addition, this amendment would bring our charter more in line with other publicly traded companies.

We do not believe that there are any disadvantages to approving this proposal.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO PROPOSAL 6?

THE BOARD OF DIRECTORS HAS APPROVED THE ADOPTION OF THIS AMENDMENT TO PENTON'S RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE PROVISION IN SECTION 7.1 LIMITING THE NUMBER OF DIRECTORS TO THIRTEEN. THE BOARD BELIEVES THAT PROPOSAL 6 IS IN THE BEST INTERESTS OF PENTON AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PROPOSAL 6.

WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL 6?

Under our Restated Certificate of Incorporation, the affirmative vote of two-thirds of the voting power of our outstanding shares of capital stock entitled to vote on this Proposal 6 is required to approve this Proposal 6. The holders of both our outstanding common stock and preferred stock are entitled to vote on this Proposal 6. Under applicable Delaware law, in determining whether this Proposal 6 has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and have the same effect as a vote against the proposal.

PROPOSAL TO ADOPT AN AMENDMENT TO PENTON'S RESTATED CERTIFICATE OF INCORPORATION TO PERMIT THE HOLDERS OF PREFERRED STOCK TO (A) CALL SPECIAL MEETINGS OF THE PREFERRED STOCK HOLDERS AND (B) ACT BY UNANIMOUS WRITTEN CONSENT (PROPOSAL 7)

WHAT ARE WE ASKING YOU TO APPROVE?

You are being asked to adopt an amendment to Penton's Restated Certificate of Incorporation to allow the holders of our preferred stock to call special meetings of the holders of preferred stock and to act by unanimous written consent, in each case only with respect to matters over which the holders of preferred stock are entitled to vote as a separate class.

Currently, Section 8.1 of our charter provides that "Special meetings of stockholders of the Corporation may be called only by the Board of Directors."
Section 8.2 of our charter provides that "No action required to be taken which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting." These provisions prevent the preferred stock holders from taking these actions as well.

This Proposal 7 would be accomplished by amending Section 8.1 of our Restated Certificate of Incorporation as follows:

        "8.1 Special Meetings of Stockholders. Subject to any rights of the holders of Preferred Stock or any series thereof to call special meetings of the holders of Preferred Stock or any series thereof with respect to any matter to be considered by such holders as a class separate from the holders of Common Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors."

and by amending Section 8.2 of our Restated Certificate of Incorporation as follows:

        "8.2 No Stockholder Action by Consent. Subject to any rights of the holders of Preferred Stock or any series thereof to take any action without a meeting of the holders of Preferred Stock or any series thereof with respect to any matter to be considered by such holders as a class separate from the holders of Common Stock, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting."

WHY ARE WE SEEKING THIS AMENDMENT?

The holders of preferred stock currently have the right to vote as a separate group with respect to certain matters. For example, they currently have the right to elect three members to our Board of Directors. In addition, we are prohibited from taking certain actions without the approval of the holders of preferred stock. See the discussion entitled "Voting Rights" and "Covenants" in the discussion of Proposal 3 above.

The preferred stockholders may wish to remove or replace their representatives to the Board of Directors. Or, we may need to seek the approval of the holders of preferred stock to take a prohibited action. In either case, it may not be convenient or efficient for the Board of Directors to call a special meeting of the holders of preferred stock to take such action and therefore, action by written consent would be beneficial to us.

WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF VOTING FOR PROPOSAL 7?

This amendment will allow the preferred stock holders to quickly and efficiently replace their representatives to the Board of Directors or allow us to quickly and efficiently seek the preferred stockholders' approval to take a prohibited action without the time and expense of calling special meetings. Because the preferred stockholders will have the ability to act without a meeting or call special meetings only with respect to matters they may act on as a class separate from common stockholders, we do not believe that there are any disadvantages to approving this proposal.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO PROPOSAL 7?

THE BOARD OF DIRECTORS HAS APPROVED THE ADOPTION OF THIS AMENDMENT TO PERMIT THE HOLDERS OF THE PREFERRED STOCK TO (a) CALL SPECIAL MEETINGS OF THE PREFERRED STOCK HOLDERS AND (b) ACT BY

UNANIMOUS WRITTEN CONSENT. THE BOARD BELIEVES THAT PROPOSAL 7 IS IN THE BEST INTERESTS OF PENTON AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PROPOSAL 7.

WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL 7?

The affirmative vote of the holders of a majority of our outstanding stock entitled to vote on this Proposal 7 is required to approve this Proposal 7. The holders of both our outstanding common stock and preferred stock are entitled to vote on this Proposal 7. Under applicable Delaware law, in determining whether this Proposal 7 has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and have the same effect as a vote against the proposal.

PROPOSAL TO PERMIT EMPLOYEES TO SURRENDER OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS (PROPOSAL 8)

WHAT ARE WE ASKING YOU TO APPROVE?

The Board of Directors is asking you to approve a program that would allow us to exchange certain outstanding stock options for new stock options (the "Option Exchange"). Under the Option Exchange, our employees will be given a one-time opportunity to surrender their current stock options in exchange for proportionately fewer options at a new exercise price.

WHY ARE WE SEEKING THIS APPROVAL?

The Equity and Performance Incentive Plan currently provides that Penton may not, without the further approval of its stockholders, reprice any outstanding stock option or cancel any outstanding stock option and replace it with a stock option that has a lower exercise price. In order to continue to use stock options as a critical component of our compensation arrangements for employees, encourage our employees to act as owners (which helps to align their interests with those of the stockholders), motivate and reward our employees for profitable growth and encourage them to continue their employment with us, we are asking stockholders to approve the Option Exchange.

HOW MANY STOCK OPTIONS WILL BE ELIGIBLE FOR THE OPTION EXCHANGE?

As of the record date, stock options to purchase approximately 1,1088,100 shares of common stock are eligible for exchange under the Option Exchange. Each of these stock options has an exercise price greater than or equal to $16.225 per share. On April 25, 2002, the most recent trading day before the printing of this proxy statement, the last reported sales price of our common stock on the NYSE was $7.64 per share. Approximately 228 employees hold stock options that will be eligible for the Option Exchange. All of these stock options were granted under the Equity and Performance Incentive Plan. The new options will be granted under the plan and will be nonqualified stock options for U.S. federal income tax purposes.

WHAT ARE THE DESIGN FEATURES OF THE OPTION EXCHANGE?

Grant of New Options. Under the Option Exchange, our eligible employees may make a one-time election to surrender all of their existing stock options with an exercise price greater than or equal to $16.225 per share and exchange them for new options. Surrendered stock options will be cancelled. The new options will be issued on the first business day that is at least six months and one day after the cancellation of the old options. Participation in the program is voluntary. To participate in the program, however, an employee must elect to cancel all of his or her eligible options. In other words, an employee may not elect to exchange some of his or her current options and retain others.

Eligibility. The program is open to all of our employees and the employees of our participating subsidiaries, both in the U.S. and in various foreign countries, who have outstanding stock options with an exercise price greater than or equal to $16.225 per share. Our five named executive officers are not, however, eligible to participate in the program. The program is also not available to our directors or any retirees or other former employees.

Exchange Ratio. The exchange ratio for the program (i.e., how many current options an employee must surrender in order to receive one new option), is two-for-one, which is less favorable to option holders than the ratio that would be derived from the Black-Scholes option valuation model (a recognized and accepted method used to determine the value of a stock option). If we had used the Black-Scholes model, an option holder would receive nearly one new option for each surrendered option. Our two-for-one ratio minimizes the potential for dilution of our existing stockholders' ownership.

Exercise Price of New Options. All new options will be granted with an exercise price equal to the fair market value of Penton's common stock on the date of grant.

Vesting of New Options. All of the new options will have the same vesting terms as the surrendered options they replace. Consequently, any surrendered options that will have vested prior to the new grant date will be replaced with new options that are vested.

Term of New Options. Each new option will have a term equal to the remaining term of the surrendered options it replaces.

Other Terms and Conditions of New Options. If an option holder's employment is terminated for any reason prior to the grant of new options, the holder will not receive new options. All of the other terms and conditions of the new options will generally be identical to the surrendered options they replace.

HOW WILL THE OPTION EXCHANGE BE IMPLEMENTED?

The Board of Directors authorized the Option Exchange on March 7, 2002, subject to the approval of the stockholders. If the Option Exchange is approved by stockholders, as soon as practicable after the annual meeting of stockholders, eligible employees will be offered the opportunity to participate in the program under an Offer of Exchange filed with the Securities and Exchange Commission and distributed to all eligible employees. Employees will be given a short election period in which to accept the offer of the new options in exchange for the surrender of all their existing options. For those employees who choose to participate in the program, all of their current options will be cancelled on the last day of this election period. The new options will be granted on the first business day that is at least six months and one day after the cancellation of the old options.

WILL THERE BE ANY NEGATIVE ACCOUNTING OR TAX IMPLICATIONS FOR PENTON?

We have structured the program to comply with Financial Standards Accounting Board guidelines so that Penton will receive the same accounting treatment for the new options as it does for its current options. In other words, the program has been designed so that we will avoid any variable accounting compensation charges against our earnings.

No income for U.S. federal income tax purposes should be recognized by the employees or Penton upon the surrender of the existing options or grant of the new options.

WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF VOTING FOR THE OPTION EXCHANGE?

Due to Penton's undervalued stock price and the softening economic conditions in 2001, virtually all of our outstanding stock options have exercise prices that are substantially higher than the current trading price of our common stock. These stock options do not provide the motivation and incentive intended under the Equity and Performance Incentive Plan. The Option Exchange provides Penton a fresh start to motivate and reward our employees for their role in achieving future growth. By realigning the exercise prices of previously granted stock options with the current market price of Penton's common stock, the Option Exchange increases our employees' opportunity to realize value from their stock options.

Penton has structured the Option Exchange to strike a balance between the interests of stockholders and those of our employees. This is most evident by the manner in which the stock options will be exchanged. Using the approach described above, employees participating in the program will receive new options for a lesser number of shares than they surrender. This approach is designed to limit dilution in your ownership.

We are not able to predict with any degree of certainty the impact the program will have on your rights as a shareholder because we are unable to predict how many option holders will exchange their options or what the future market price of our common stock will be. There is a risk that employees will not see the Option Exchange as a sufficient incentive to motivate and retain them as Penton employees. Also, if the price of Penton's stock rises after the new options are granted, then option holders will be more likely to exercise the new options than the current options and the exercises are likely to occur earlier. As additional shares of our common stock are issued upon option exercises, existing shareholders will be proportionately diluted.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO PROPOSAL 8?

THE BOARD OF DIRECTORS HAS APPROVED THE OPTION EXCHANGE. THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL 8 IS IN THE BEST INTERESTS OF PENTON AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PROPOSAL 8.

WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL 8?

The affirmative vote of the holders of a majority of our outstanding stock present in person or represented by proxy and entitled to vote on this Proposal 8 is required to approve this Proposal 8. The holders of both our outstanding common stock and preferred stock are entitled to vote on this Proposal 8. Under applicable Delaware law, in determining whether this Proposal 8 has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against this proposal and broker non-votes will not be counted for purposes of this proposal.

PROPOSAL BY GAMCO INVESTORS, INC. (PROPOSAL 9)

WHAT IS GAMCO INVESTORS, INC. ASKING YOU TO APPROVE?

GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1434, which claims beneficial ownership of 4,438,367 shares of Penton's common stock (as shown in an amendment filed with the Securities and Exchange Commission on November 2, 2001, with respect to its earlier Schedule 13D), has submitted the following proposal:

     "RESOLVED, that the shareholders of Penton Media, Inc. hereby request that the Board of Directors redeem the Rights issued pursuant to the Shareholder Rights Agreement, dated as of June 9, 2000, unless the holders of a majority of the outstanding shares approve the issuance at a meeting of the shareholders held as soon as practical.

SUPPORTING STATEMENT

     "On June 9, 2000, the Board of Directors adopted a Shareholder Rights Agreement. The Rights represent a corporate anti-takeover device, commonly known as a 'poison pill.' Absent Board intervention, the Rights are exercisable when a person or group acquires a beneficial interest in 20% or more of the common stock of the Company. Once exercisable, the Rights may entitle holders to buy shares in an acquiring entity, or the Board may exchange the rights for additional common shares. The issuance of the Rights can vastly increase the cost to a potential bidder of effecting any merger or tender offer that is not approved by the Board of Directors. The Company may redeem the Rights for $.01 per Right.

     "As a consequence of the poison pill potential bidders for the Company's stock must negotiate with management, and cannot take an offer directly to the shareholders. We believe that shareholders can and should judge whether an offer for their shares is adequate. Furthermore, erecting this barrier to potential acquirers may deter offers without materially improving the value that shareholders ultimately receive if the Board does negotiate with the acquirer. Accordingly, we urge shareholders to vote in favor of this proposal.

     "The Board, in an effort to improve shareholder value, should redeem the Rights or put the decision whether to continue to use a poison pill to a shareholder vote as soon as practical."

GAMCO Investors, Inc. urges shareholders to vote for this resolution.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO PROPOSAL 9?

Your Board of Directors believes that this stockholder proposal is not in the best interests of Penton or its stockholders and recommends that you vote against it.

The Board of Directors adopted the Shareholder Rights Agreement (the "Plan") to enhance the ability of the Board, in a manner consistent with its fiduciary duties, to preserve and protect stockholder value in the event of certain unsolicited takeover attempts. Before making its decision to adopt the Plan, the Board of Directors reviewed the arguments for and against adopting such a plan and approved the Plan because the Board of Directors believed that the Plan would enable it to better represent the interests of its stockholders in the event of an unsolicited takeover bid. The Board believes that the adoption of the Plan is appropriately within its scope of responsibilities acting on behalf of the stockholders. The Board further believes that a requirement that stockholders approve the Plan or any new rights plan undermines the Board's power to fulfill its legal responsibilities and duties to advance stockholders' interests.

The Plan is designed to provide the Board of Directors with the ability to take what it believes are the most effective steps to protect and maximize the value of the stockholders' investment in Penton. It is designed to encourage potential acquirers to negotiate directly with the Board of Directors, which strengthens your Board's bargaining position with the bidder. The Board believes that it is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer, and protect stockholders against potential abuses during the takeover process, such as one which would not treat all stockholders fairly and equally.

The Board of Directors' duty to Penton and its stockholders is to consider and evaluate any legitimate acquisition proposal and to determine whether any offer would deliver full value to stockholders. The Plan provides a means for the Board to fulfill this duty and to maximize value for, and protect the interests of, all stockholders. The Plan is not intended to, and will not, prevent any takeover proposal that the Board of Directors believes is in the best interests of Penton and its stockholders.

According to the Investor Responsibility Research Center, rights plans have been adopted by over 2,200 U.S. companies, consistent with an increasing number of studies demonstrating the economic benefits that rights plans provide for stockholders. A study released in November 1997 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that, from 1992 to 1996, companies with rights plans received an additional $13 billion in takeover premiums than companies without rights plans. The report also noted that the presence of a rights plan at a target company did not increase the likelihood of the withdrawal of a friendly takeover bid nor the defeat of a hostile one. In addition, a study released by J.P. Morgan in May 2001 found that the median acquisition premium was four percentage points higher for companies with rights plans versus companies without rights plans. The acquisition premium was 7.5 percentage points higher at non-technology companies. The 2001 study confirmed the results of similar studies conducted by J.P. Morgan in 1995 and 1997.

The Board of Directors believes that the proper time to consider redemption of the Rights is if and when a specific offer is made to acquire Penton's stock. Redemption of the Rights prior to that time would be premature and would remove any incentive for a potential acquirer to negotiate with the Board of Directors to assure that the stockholders are treated fairly.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

WHAT VOTE IS REQUIRED FOR PROPOSAL 9?

The affirmative vote of the holders of a majority of our outstanding stock present in person or represented by proxy and entitled to vote on this Proposal 9 is required to approve this Proposal 9. The holders of both our outstanding common stock and preferred stock are entitled to vote on this Proposal 9. Under applicable Delaware law, in determining whether this Proposal 9 has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against this proposal and broker non-votes will not be counted for purposes of this proposal. Because this stockholder proposal is a request that the Board take the actions stated in the proposal, approval of this stockholder proposal may not result in the requested action being taken.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in Penton's proxy materials for presentation at the 2003 annual stockholders meeting must submit the proposal to Penton no later than December 31, 2002. Stockholders who intend to present a proposal at the 2003 annual meeting without inclusion of such proposal in Penton's proxy materials are required to provide notice of such proposal to Penton in accordance with the advance notice procedures for stockholder proposals set forth in Penton's Bylaws and summarized below. Penton reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual or special meeting of stockholders of Penton, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual or special meeting may only consider proposals or nominations brought before the meeting by Penton, by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to Penton's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting.

To be timely, notice by stockholders of nominations or proposals to be brought before any special meeting of stockholders must be delivered to the Secretary of Penton not earlier than the 90(th) day prior to such meeting and not later than the 60(th) day prior to such meeting or the 10(th) day following the day on which public announcement of the date of such meeting is first made. Notice by stockholders of nominations or proposals to be brought before any annual meeting must be received by the Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders or, if the date of the annual meeting is more than 30 days prior to or more than 60 days after the preceding anniversary date, notice by the stockholder will be timely if received not earlier than the 90(th) day prior to such annual meeting and not later than the close of business on the later of (i) the 60(th) day prior to such annual meeting or (ii) the 10(th) day following public announcement of such meeting.

Each notice by stockholders must set forth (i) the name and address of the stockholder who intends to make the nomination or proposal and of any beneficial owner on whose behalf the nomination or proposal is made and (ii) the class and number of shares of common stock that are owned beneficially and of record by such stockholder and beneficial owner, if any. In the case of a stockholder proposal, the notice must also set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder or beneficial owner, if any, in that proposed business. In the case of nomination of any person for election as a director, the notice must also set forth any information regarding the nominee proposed by the stockholder that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission and the consent, if so required, of the nominee to be named in a proxy statement as a candidate for election and to serve as a director of Penton if elected.

OTHER MATTERS

The management of Penton does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

ANNUAL REPORT

Penton's annual report for the year ended December 31, 2001, is enclosed with this proxy statement. Stockholders are referred to the report for financial and other information about Penton. Other than Items 7, 7A, 8 and 9 of the Form 10-K included in such annual report, which items are incorporated into this proxy statement by reference, such report is not incorporated by reference into this proxy statement and is not to be deemed a part of the proxy soliciting material.

                                          By Order of the Board of Directors

                                          /s/ Preston L. Vice
                                          PRESTON L. VICE
                                          Secretary

Cleveland, Ohio
April 30, 2002

                            YOUR VOTE IS IMPORTANT!

         PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND
                RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                                SEE REVERSE SIDE

                              FOLD AND DETACH HERE

                               PENTON MEDIA, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2002

      FOR HOLDERS OF SERIES B CONVERTIBLE PREFERRED STOCK, PAR VALUE $.01

   THOMAS L. KEMP, DANIEL J. RAMELLA and PRESTON L. VICE (each with full power of substitution) are hereby authorized to vote all the shares of Preferred Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of Penton Media, Inc. to be held on May 31, 2002, and at any adjournment thereof, as follows on the reverse side and below. The shares represented by this proxy will be voted as directed, but if no direction is given, the shares will be voted FOR the election as directors of the named nominees, FOR each of items 2 and 4-8, inclusive, and AGAINST item 9.

                                                                                  WITHHOLD       FOR ALL
                                                                     FOR ALL         ALL         EXCEPT
 1.  Election of Directors --                                         [ ]           [ ]           [ ]
     Nominees: 01-Daniel C. Budde, 02-Peni A. Garber, 03-Hannah
     C. Stone, 04-R. Douglas Greene
     ------------------------------------------------------------
                (Except nominee(s) written above)

                                                                       FOR         AGAINST       ABSTAIN
 2.  Approve the appointment of independent accountants for
     fiscal year 2002.                                                [ ]           [ ]           [ ]
 3.  Approve the issuance of common stock upon conversion of
     preferred stock and exercise of warrants.                                 Not Applicable
 4.  Approve an amendment to Penton's Restated Certificate of
     Incorporation to increase the number of authorized shares of
     common stock to 155 million if Proposal 3 is approved.           [ ]           [ ]           [ ]
 5.  Approve an amendment to Penton's Restated Certificate of
     Incorporation to increase the number of authorized shares of
     common stock to 435 million if Proposal 3 is not approved.       [ ]           [ ]           [ ]
 6.  Approve an amendment to Penton's Restated Certificate of
     Incorporation to remove the provision limiting the number of
     directors to thirteen.                                           [ ]           [ ]           [ ]

                 (Continued and to be signed on reverse side.)

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------

                          (Continued from other side)

                                                                       FOR          AGAINST        ABSTAIN
 7.  Approve an amendment to Penton's Restated Certificate of
     Incorporation to permit holders of preferred stock to (a)
     call special meetings of the holders of preferred stock and
     (b) act by unanimous written consent.                             [ ]            [ ]            [ ]

 8.  Approve a proposal to permit employees to surrender
     outstanding stock options for new stock options.                  [ ]            [ ]            [ ]

 9.  Approve a proposal by GAMCO Investors, Inc.                       [ ]            [ ]            [ ]

                                                  The undersigned acknowledges
                                                  receipt of the Notice of
                                                  Annual Meeting of Stockholders
                                                  and the Proxy Statement.


                                                  Dated                   , 2002
                                                        ------------------

                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------
                                                           Signature(s)

                                                  NOTE: Please sign exactly as
                                                        your name appears. Joint
                                                        owners should each sign
                                                        personally. Where
                                                        applicable, indicate
                                                        your official position
                                                        or representative
                                                        capacity.

                            YOUR VOTE IS IMPORTANT!

         PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND
                RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                                SEE REVERSE SIDE




                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------

                               PENTON MEDIA, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2002

                  FOR HOLDERS OF COMMON STOCK, PAR VALUE $.01

   THOMAS L. KEMP, DANIEL J. RAMELLA and PRESTON L. VICE (each with full power of substitution) are hereby authorized to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of Penton Media, Inc. to be held on May 31, 2002, and at any adjournment thereof, as follows on the reverse side and below. The shares represented by this proxy will be voted as directed, but if no direction is given, the shares will be voted FOR the election as director of the named nominee, FOR each of items 2-8, inclusive, and AGAINST item 9.

                                                                       FOR          WITHHOLD
 1.  Election of Director --                                           [ ]            [ ]
     Nominee: R. Douglas Greene

                                                                       FOR          AGAINST        ABSTAIN
 2.  Approve the appointment of independent accountants for
     fiscal year 2002.                                                 [ ]            [ ]            [ ]

 3.  Approve the issuance of common stock upon conversion of
     preferred stock and exercise of warrants.                         [ ]            [ ]            [ ]

 4.  Approve an amendment to Penton's Restated Certificate of
     Incorporation to increase the number of authorized shares of
     common stock to 155 million if Proposal 3 is approved.            [ ]            [ ]            [ ]

 5.  Approve an amendment to Penton's Restated Certificate of
     Incorporation to increase the number of authorized shares of
     common stock to 435 million if Proposal 3 is not approved.        [ ]            [ ]            [ ]

 6.  Approve an amendment to Penton's Restated Certificate of
     Incorporation to remove the provision limiting the number of
     directors to thirteen.                                            [ ]            [ ]            [ ]

                 (Continued and to be signed on reverse side.)

                              FOLD AND DETACH HERE
-------------------------------------------------------------------------------

                          (Continued from other side)

                                                                       FOR          AGAINST        ABSTAIN
 7.  Approve an amendment to Penton's Restated Certificate of
     Incorporation to permit holders of preferred stock to (a)
     call special meetings of the holders of preferred stock and
     (b) act by unanimous written consent.                             [ ]            [ ]            [ ]

 8.  Approve a proposal to permit employees to surrender
     outstanding stock options for new stock options.                  [ ]            [ ]            [ ]

 9.  Approve a proposal by GAMCO Investors, Inc.                       [ ]            [ ]            [ ]

                                                  The undersigned acknowledges
                                                  receipt of the Notice of
                                                  Annual Meeting of Stockholders
                                                  and the Proxy Statement.


                                                  Dated                   , 2002
                                                        ------------------

                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------
                                                           Signature(s)

                                                  NOTE: Please sign exactly as
                                                        your name appears. Joint
                                                        owners should each sign
                                                        personally. Where
                                                        applicable, indicate
                                                        your official position
                                                        or representative
                                                        capacity.